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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Hibbett, Inc.

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Hibbett, Inc.

______________________________________________

Notice of Annual Meeting
and
Proxy Statement

______________________________________________

2023 Annual Meeting of Stockholders
Wednesday, June 7, 2023 at 11:00 a.m. (Central Time)

Location: Virtually via the Internet at
www.meetnow.global/MGNY9VU

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Hibbett, Inc.

OUR MVPPs Mission, Vision, Position and Principles
OUR MISSION - to inspire self-expression from TOE-TO-HEAD® one customer, one outfit, and one community at a time

OUR VISION - to be the leading source for the hottest trends in athletic inspired footwear and apparel

We want to be the number one source for our customers and the most relevant partner for our vendors. We are committed to tackling the opportunities ESG provides with that same vigor and transparency. Like any winning team, we are relentlessly disciplined, measure our progress, assess our risks, and try to be nimble, rapidly adjusting to ever-changing circumstances.

OUR POSITION - to target customers that are athletically inspired and influenced by current style trends in underserved US markets

We aspire to provide access to trendy, high-end sneakers and complementary TOE-TO-HEAD® looks in modern, full-service stores, integrated with best-in-class digital platforms that create a level of availability and convenience that exceeds all other local and digital alternatives.

OUR PRINCIPLES

Win as a Team - comprised of diverse, compassionate and competitive individuals

Bring Unrivaled Customer Experiences - to every customer, every time

Represent the Community - by hiring within each community we serve, providing mentorship and leadership opportunities and sponsoring local events and social programs

Do the Right Thing - by being a responsible corporate citizen who supports environmentally sustainable practices, conducts ourself ethically, operates with a focus on safety, and encourages transparency and honesty.

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HIBBETT, INC. 2700 Milan Court, Birmingham, Alabama 35211 LETTER FROM OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER April 26, 2023
Dear Fellow Stockholders:

On behalf of our senior management team, we are pleased to invite you to attend Hibbett’s 2023 Annual Meeting of Stockholders on Wednesday, June 7, 2023, at 11:00 a.m. (Central Time), at www.meetnow.global/MGNY9VU. To leverage technology to enable stockholder participation from any location, the 2023 Annual Meeting will be held exclusively online.

We look forward to discussing our Fiscal 2023 results and other important stockholder matters at our upcoming Annual Meeting. We are proud to report another year of growth and progress for Hibbett. Our performance reflects solid execution by our team with a relentless focus on our three distinct competitive advantages – superior customer service, a favorable product mix, and a best-in-class omni-channel experience. Our unique Toe-to-Head™ merchandising has proven to be a successful strategy, and we continue to offer a compelling range of trend-relevant brands and products that appeal to our fashion-conscious customers.

In line with our growth objectives, we extended our market reach in Fiscal 2023 through the strategic expansion of our store base. We also made important investments in our physical stores to enhance the customer experience and support our sales-oriented store culture. We are especially excited about the growth of our omni-channel platform, driven by increased customer traffic, higher average customer orders, and the investments we have made to improve the digital customer experience. These combined efforts led to a strong sales performance, and more importantly, positioned Hibbett for continued success in Fiscal 2024 and beyond.

Our strong financial results have enabled us to invest in our business while returning cash to our stockholders through share repurchases and quarterly cash dividends. In total, we returned $51.3 million in cash to stockholders during Fiscal 2023.

Looking ahead, we remain committed to our strategy to support Hibbett’s growth as a leading retailer selling athletic-inspired footwear and apparel. We will continue to make strategic investments in both our physical stores and omni-channel platform that will drive greater efficiencies and enhance the customer experience. While the current inflationary environment could affect consumer discretionary spending over the near term, as always, we are focused on managing our business for the long term. Hibbett has a strong competitive position, and we will continue to leverage our strengths and identify ways to optimize our performance regardless of market conditions.

The following pages contain the Notice of Annual Meeting of Stockholders and Proxy Statement, which describes the specific business to be considered and voted upon at the Annual Meeting. Whether or not you plan to virtually attend the Annual Meeting, I strongly encourage you to vote as soon as possible to ensure that your shares are represented. The accompanying Proxy Statement explains more about voting.

Thank you for your continued support.

Sincerely,
Michael E. Longo
President, Chief Executive Officer and Director
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HIBBETT, INC. 2700 Milan Court, Birmingham, Alabama 35211 LETTER FROM OUR BOARD CHAIR April 26, 2023
Dear Fellow Stockholders:

On behalf of the Board of Directors, we welcome you to our 2023 Annual Meeting of Stockholders. My fellow Board members and I are proud to support our senior management team and we have worked diligently to ensure the Board fulfills its obligations to oversee the Company’s mission, values, operations and strategy to deliver long-term growth and value to our stockholders.

Board Diversity and Refreshment. In Fiscal 2023, Ramesh Chikkala and Pam Edwards joined our Board, bringing not only diverse perspectives, but also strengthening our Board’s expertise in supply chain operations, store operations and finance. The Board remains committed to seeking out highly qualified candidates, with diverse backgrounds, skills and experiences with each search the Board undertakes as evidenced by the National Association of Corporate Director’s (“NACD”) recognizing Hibbett as a top three finalist for the NACD Diversity, Equity and Inclusion award for small cap companies.

Board Education. Our Board is committed to the continuing education of its members in topics relevant to its oversight duties and functions. We are committed to three full board education sessions each year and in Fiscal 2023, the sessions included:
•an update on recent Securities and Exchange Commission (“SEC”) proposed rules on climate change disclosures, cybersecurity disclosures, 10b5-1 Plans and insider trading disclosures, and insider share repurchases;
•a Diversity, Equity and Inclusion exercise; and
•risk and resiliency relating to risk assessment and preparedness while integrating risk management and strategy to build resilience within the business model.

In addition, certain members of our Board and all our senior management team participated in a cyber tabletop exercise with outside legal counsel.

ESG Oversight. In Fiscal 2023, we underwent a comprehensive materiality assessment conducted by an outside consultant to learn more about the perspectives of our different stakeholders as it relates to ESG expectations. In addition, we engaged our independent auditor to perform an assessment of compliance readiness and disclosure quality in preparation for the SEC’s proposed rules on climate-related disclosures. In Fiscal 2024, the Board and our senior management team intend to use these assessments to develop the Company’s long-term ESG strategy and roadmap for future initiatives.

Corporate Governance. We continue to focus on the most appropriate governance structure for our stockholders, balancing traditional fiduciary roles and emerging governance roles. We believe Hibbett is evolving into a brand that is top-of-mind to our consumer, especially through our omni-channel experience, as we mature into a stronger brand in our market. A significant part of our future success depends on the in-depth knowledge of our business and operations by our directors. We believe that, at this point in our maturity and strategic trajectory, our board and committee structure, with responsible refreshment, promotes stability, continuity and experience among our directors, and is essential to developing and implementing our long-term strategies.

I am proud of what our Board and management team have accomplished and I am confident in our Team’s ability to steward the Company going forward.
Board Chair
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Notice of 2023 Annual Meeting of Stockholders

The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Hibbett, Inc., will be held at 11:00 a.m. (Central Time), on Wednesday, June 7, 2023. The Annual Meeting will be held in virtual format and conducted via a live webcast at www.meetnow.global/MGNY9VU for the purpose of voting on the following matters:

1.Elect three (3) Class III Directors nominated by the board to serve three-year terms ending at the 2026 Annual Meeting of Stockholders;
2.Ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for Fiscal 2024;
3.Approve, on an advisory basis, the compensation of our named executive officers;
4.Approve, on an advisory basis, the frequency of stockholder votes to approve our named executive officers' compensation; and
5.Transact any other business properly brought before the meeting for any adjournment or postponement thereof.

The Board of Directors recommends that you vote “FOR” all the nominees listed in Proposal Number 1, “FOR” Proposal Numbers 2 and 3 and “1 YEAR” for Proposal Number 4. The proxy holders will use their discretion to vote on other matters that may properly arise at the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on April 14, 2023, will be entitled to vote at the Annual Meeting. Please note that brokers may not vote your shares on the election of directors or the advisory vote on executive compensation in absence of your specific instructions as to how to vote.

The Securities and Exchange Commission (the “SEC”) rules allow us to furnish proxy materials to our stockholders on the Internet. We are pleased to take advantage of these rules and believe that they reduce the cost of delivery, provide greater flexibility to our stockholder, and lessen the environmental impact of our Annual Meeting. This Proxy Statement and our Annual Report are available on our website at hibbett.com under “Investor Relations.” Additionally, and in accordance with SEC rules, you may access our proxy materials at www.edocumentview.com/hibb which does not utilize “cookies” that identify visitors to the site.

Whether or not you expect to attend the Annual Meeting via a live webcast at www.meetnow.global/MGNY9VU, it is important that you vote as soon as possible to ensure that your shares are represented. If you attend the Annual Meeting and wish to change your vote, you can do so by attending and voting at the virtual Annual Meeting.

By Order of the Board of Directors,
Elaine V. Rodgers
Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2023: The Company’s Proxy Statement and Annual Report to stockholders for the fiscal year ended January 28, 2023 are available at hibbett.com under “Investor Relations.”
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PROXY STATEMENT SUMMARY
____________________

The Board of Directors (the “Board”) of Hibbett, Inc. (the “Company”) is soliciting your proxy to vote at the Company’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”), or at any adjournment or postponement of the Annual Meeting. To assist you in your review of this proxy statement (the “Proxy Statement”), we have provided a summary of certain information relating to the items to be voted on at the Annual Meeting in this section. For additional information about these topics, please review this Proxy Statement in full and the Company’s Annual Report on Form 10-K for Fiscal 2023, which was filed with the Securities and Exchange Commission (the “SEC”) on March 24, 2023 (the “Annual Report”).

We operate on a 52- or 53-week fiscal year ending on the Saturday nearest to January 31 of each year. The consolidated statements of operations for Fiscal 2023, Fiscal 2022 and Fiscal 2021 all included 52 weeks of operations.

This Proxy Statement and the form of proxy were made available to stockholders on or about April 26, 2023. The Annual Report is being made available with this Proxy Statement. The Annual Report is not part of the proxy solicitation materials.

Fiscal 2023 Business Performance

Key Financial Results
	Fiscal 2023	Fiscal 2022
Net sales (in billions)	$1.71	$1.69
Comparable store sales	(2.2)%	17.4%
Gross margin (in millions)	$601.9	$646.4
Gross margin %	35.2%	38.2%
SG&A(1) expenses (in millions)	$389.6	$382.4
SG&A expenses %	22.8%	22.6%
Net income (in millions)	$128.1	$174.3
Diluted earnings per share	$9.62	$11.19
E-commerce (% to total net sales)	15.6%	13.8%
(1) Store operating, selling and administrative

Fiscal 2023 Named Executive Officers

The Compensation Discussion and Analysis included in this Proxy Statement focuses on the compensation of our named executive officers (our “NEOs”) for Fiscal 2023, who are listed below:

Named Executive Officer	Title
Michael E. Longo	President and Chief Executive Officer
Robert J. Volke	Senior Vice President and Chief Financial Officer
Jared S. Briskin	Executive Vice President, Merchandising
William G. Quinn	Senior Vice President, Marketing and Digital
Benjamin A. Knighten	Senior Vice President, Store Operations

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Fiscal 2023 Compensation Highlights

The Compensation Committee believes that a majority of the total compensation opportunity for executives should be variable or at risk with the majority allocated to cash bonuses and equity awards that are contingent on the achievement of predetermined performance measures in order to align compensation with the interests of stockholders. Performance measures for management are based on Company-wide targets.

The primary objectives of our executive compensation program in Fiscal 2023 were to provide compensation that:
•attracts and retains highly qualified executive officers and motivates them to deliver a consistently high level of performance;
•aligns the economic interests of our executive officers with those of our stockholders by placing a portion of their compensation at risk through performance goals that, if achieved, are expected to increase total stockholder return;
•rewards performance that emphasizes teamwork among executive officers, that supports healthy Company growth and that supports the Company’s values by promoting a culture of integrity, business ethics and customer service; and
•rewards execution of short-term and long-term strategic initiatives.

We believe the compensation earned by our NEOs reflect our financial results in Fiscal 2023, particularly their variable or at risk compensation. The performance and pay results are strong indicators that our business strategy and compensation philosophies are appropriately synchronized.

In Fiscal 2023, the Compensation Committee structured the total compensation program for executives to consist of:
•base salary,
•performance-based cash bonus,
•performance-based equity awards,
•service-based equity awards, and
•certain other benefits discussed in more detail later in this Proxy Statement.

Our compensation philosophy has been consistent over the last several years with the exception of Fiscal 2021 as discussed later in this Proxy Statement.

Board Governance Summary

We believe good corporate governance practices begin with a diverse, highly qualified and engaged Board. In the last five years, we have added five new directors, excluding our CEO, resulting in a Board with broad skill sets and backgrounds. Board refreshment and effectiveness is a product of consistent and thorough Board and Committee self-assessment processes, which includes anonymous and confidential feedback on topics such as the effectiveness of Board/Committee materials, Board/Committee composition and structure and Board meeting conduct and culture.

We recognize the strategic importance of Board diversity and strive to achieve an overall balance of diversity of perspectives, backgrounds and experiences relevant to our overall strategic philosophy when selecting Board nominees. By viewing diversity broadly, it allows us to factor criteria such as areas of functional, leadership and job experiences and educational background with intangible factors such as integrity, judgment and the ability of the nominee to devote adequate time to our Board over a sustained period. We continually assess our composition to be sure we have the right diversity of thought, experience, attributes and background to support our long-term strategic initiatives.

GOVERNANCE HIGHLIGHTS
Board Independence	▪	All of our Directors, except for our CEO, are independent, which includes an independent Board Chair and Committees comprised entirely of independent Directors.

	▪	Our independent Directors have an opportunity to meet in executive session at each meeting and do so on a regular basis.
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Director Elections	▪	The affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote is required for the election of each Director.

Board and Committee Meetings	▪	Each of our Directors averaged greater than 90% attendance of all Board meetings and applicable Committee meetings, including special-called meetings.

Board and Committee Evaluations	▪	The Board and each Committee conduct a comprehensive self-evaluation each year to identify potential areas of improvement.

	▪	The Board conducts a biannual assessment of individual directors.

Corporate Strategy	▪	At least once per year, the Board and management engage in an in-depth discussion and align on the Company’s long-term corporate strategy. The strategy is revisited regularly during Board and Committee meetings.

	▪	In addition, the Board utilizes a strategy sub-committee that meets as needed with areas of management.
Succession Planning	▪	The Board reviews and discusses succession plans for executives and key contributors at least annually.

Environmental, Social and Governance Initiatives	▪	Environmental, social and governance (“ESG”) issues and initiatives are a priority for the Board and management and are embedded into the Company’s culture and across the Company’s mission, vision, position and principles (“MVPs”).

Proposals to be Voted on and Voting Recommendations

Proposal	Voting Recommendation	Page Reference (for more detail)
Election of Class III Directors (Proposal Number 1)	FOR Each Nominee	16
Ratification of Ernst & Young LLP (E&Y) as the Company’s independent registered public accounting firm for Fiscal 2024 (Proposal Number 2)	FOR	85
Advisory vote to approve executive compensation (say-on-pay) (Proposal Number 3)	FOR	86
Advisory vote for the frequency of stockholder votes to approve executive compensation (Proposal Number 4)	1 YEAR	87

Director Nominees

The following table provides summary information about our Class III Director nominees. The Class III Directors will be elected to each serve a three-year term that will expire at the Company’s 2026 Annual Meeting of Stockholders.

Anthony F. Crudele
Mr. Crudele, age 66, currently serves as the Board Chair, as a member of our Nominating and Corporate Governance Committee and as a non-voting member of our Audit and Compensation Committees. He served as the Executive Vice President, Chief Financial Officer and Treasurer of Tractor Supply Company from May 2007 through February 2017 and previously served as their Senior Vice President, Chief Financial Officer and Treasurer since joining the company in September 2005.

His past positions as CFO of publicly-traded retail companies bring insight of retail operations and strategies. He qualifies as an “audit committee financial expert.”

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Pamela J. Edwards
Ms. Edwards, age 60, currently serves on our Audit Committee. She was most recently with Citi Trends as its Executive Vice President and Chief Financial Officer from January 2021 to April 2022. Prior to her retirement from Citi Trends, she was with L Brands Inc., as the Chief Financial Officer and Executive President for its Mast Global division from 2017 to 2020, as the Chief Financial Officer of its Victoria’s Secret division from 2007 to 2017, and as the Chief Financial Officer of its Express division from 2005 to 2007.

Her extensive background brings valuable perspective and expertise to our Board and Audit Committee. Ms. Edwards is NACD Directorship Certified® and she qualifies as an “audit committee financial expert.”

James A. Hilt
Mr. Hilt. age 47, currently serves on our Compensation Committee. He is currently the CEO of Asset Marketing Services, a large e-commerce and direct marketing business supporting coin and memorabilia collectors, since March 2023. Previously, as of March 2019, he was President of Shutterfly, Inc. Prior to joining Shutterfly, he served as Executive Vice President and Chief Customer Experience Officer at Express Inc. from April 2018 through March 2019. Mr. Hilt joined Express in February 2014 as Senior Vice President of e-Commerce and served as their EVP, Chief Marketing Officer from March 2015 to April 2018.

Mr. Hilt’s strong experience in retail and background in the customer digital experience brings insight for optimizing our long-term e-commerce strategies.

For more information about our Director nominees, please see Proposal Number 1.

Forward-Looking Statements
This Proxy Statement, including the CEO letter to fellow stockholders, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include any statement that does not directly relate to any historical or current fact and are based on current expectations and assumptions, which may not prove to be accurate. Forward-looking statements are not guarantees and are subject to risks, uncertainties, changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company’s control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. The Company describes risks and uncertainties that could cause actual results and events to differ materially in “Risk Factors,” “Quantitative and Qualitative Disclosures About Market Risk,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Forms 10-K and 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements as a result of new information, future events, or otherwise, except as required by law.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING, THESE MATERIALS AND VOTING

What is included in these proxy materials? These materials include the Notice of Annual Meeting and Proxy Statement (the “Notice”) and the Annual Report, which contains the Company’s consolidated financial statements.

Why did I receive a Notice of Internet Availability of Proxy Materials but no proxy materials? We are furnishing proxy materials to our stockholders primarily over the Internet under the SEC’s notice and access rules instead of mailing full sets of the printed materials. We believe that these rules reduce the costs of delivery, provide greater flexibility to our stockholders and lessen the environmental impact of our Annual Meeting. On or about April 26, 2023, we started mailing a Notice of Internet Availability of Proxy Materials (the “Hibbett Notice”) to most of our stockholders in the United States. The Hibbett Notice contains instructions on how to access and read this Proxy Statement and our Annual Report on the Internet and how to vote online. If you received a Hibbett Notice
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by mail, you will not receive paper copies of the proxy materials in the mail, unless you request them. If you received a Hibbett Notice by mail and would like to receive a printed copy of the materials, please follow the instructions on the Hibbett Notice for requesting the materials, and we will promptly mail the materials to you.

How can I attend the Annual Meeting? The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on April 14, 2023, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held.

You will be able to attend the Annual Meeting online and will be afforded the same rights and opportunities to vote, ask questions and participate as you would at an in-person annual meeting. In particular, you can submit questions in advance of, or live during the Annual Meeting by visiting www.meetnow.global/MGNY9VU and following the instructions and rules of conduct on the Annual Meeting website. During the Annual Meeting, we intend to answer stockholder questions that are pertinent to the Company and the official business of the Annual Meeting, subject to time constraints.

To participate in the Annual Meeting, you will need to review the information included on the Hibbett Notice, on your proxy card or on the instructions that accompanied your proxy materials. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

How can I register to attend the Annual Meeting virtually on the Internet? If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet.

To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Company holdings along with your name and email address to Computershare.

Requests for registration must be labeled as “Legal Proxy” and be received no later than 4:00 p.m., Central Time, on May 29, 2023. You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed to the following:

By Email: Forward the email from your broker, or attach an image of your legal proxy, to: legalproxy@computershare.com.	By Mail: Computershare Hibbett Legal Proxy P.O. Box 43001 Providence, RI 02940-3001

What if I have trouble accessing the virtual Annual Meeting? The virtual Annual Meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops tablets and cell phones) running the most updated version of applicable software and plugins. Please note that Internet Explorer is not currently supported. Participants should ensure that they have a reliable Internet connection whenever they intend to participate in the Annual Meeting. We encourage you to access the Annual Meeting prior to the start time. A link on the Annual Meeting page will provide further assistance should you need it.

The Annual Meeting will begin promptly at 11:00 a.m., Central Time, on June 7, 2023. We encourage you to access the Annual Meeting prior to the start time leaving ample time for the check-in process. Please follow the registration instructions as outlined in this Proxy Statement. If you have difficulty accessing the Annual Meeting, or if any technical difficulties arise during the Annual Meeting, please call 1-888-724-2416 (toll-free) or the technical support number that will be posted on the log in page for the Annual Meeting. On June 7, 2023, there will be technicians
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available to assist you beginning at 10:00 a.m., Central Time, with any difficulties.

What proposals will be considered at this meeting and how do the Directors of the Company recommend that I vote? This is the Annual Meeting of our stockholders. At the Annual Meeting, you will be asked to vote on the four proposals listed below. The Board recommends that you vote:

Proposal	Matter	Board Vote Recommendation
1	Election of Class III Directors	FOR Each Nominee
2	Ratification of the appointment of E&Y as our independent registered public accounting firm for Fiscal 2024	FOR
3	Approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers	FOR
4	Approval, on a non-binding advisory basis, of the frequency of stockholder votes on our Named Executive Officers’ compensation	1 YEAR

We are not aware of any other matters to be brought before the Annual Meeting. If other matters are properly raised at the Annual Meeting, the proxy holders may vote any shares represented by proxy in their discretion.

Our Board strongly encourages you to exercise your right to vote on these matters. Your vote is important. Voting early through the Internet, by telephone or by a proxy or voting instruction card helps ensure that we receive a quorum of shares necessary to hold the meeting. After the conclusion of the formal business of the Annual Meeting, management may give a report to interested stockholders on our performance during Fiscal 2023.

Who is entitled to vote at the Annual Meeting? Holders of the Company’s common stock at the close of business on April 14, 2023, are entitled to receive this Notice and to vote their shares at the Annual Meeting. As of that date, there were 12,746,503 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner? The most common ways in which stockholders hold Hibbett stock are:
•directly with our transfer agent, Computershare, Inc. (stockholder of record); or
•indirectly through an account with an institutional or nominee holder or our stock such as a broker or bank who is the record holder of the stock (beneficial owner).

If you hold your shares as a stockholder of record, our transfer agent sends the proxy materials to you and your vote instructs the proxies how to vote your shares. If you hold your shares indirectly (in street name) as a beneficial owner, your broker, bank or other nominee delivers the proxy materials to you. Your vote instructs your nominee how to vote your shares, and that nominee in turn instructs the proxies how to vote your shares.

How do I vote? Most stockholders have a choice of voting by mail, by telephone, online, or by attending the virtually held Annual Meeting. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you.

By Mail. Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board.

If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed proxy card by regular mail to Proxy Services, c/o Computershare, P.O. Box 43006, Providence, RI 02940-3006 or by overnight delivery to 150 Royall Street, Suite 101, Canton, MA 02021.

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    By Telephone or Online. The telephone and Online voting procedures established by the Company for stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on the proxy card. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

The website for online voting is www.investorvote.com/hibb or you can scan the QR code on the proxy card. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote online, you also can request electronic delivery of future proxy materials.

Telephone and online voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Central Time on June 6, 2023. The availability of telephone and online voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or online, you do not have to return your proxy card or voting instruction card.

    Virtually at the Annual Meeting. If you attend the Annual Meeting via live webcast, you may also submit your vote at the Annual Meeting and any votes that you previously submitted – whether online, by phone or by mail – will be superseded by the vote that you cast at the Annual Meeting. To vote at the Annual Meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” as described above. Whether your proxy is submitted online, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the Annual Meeting, your shares will be voted virtually at the Annual Meeting in the manner set forth in this Proxy Statement or as otherwise specified by you.

What can I do if I change my mind after I vote? If you are a stockholder of record, you can revoke your proxy before it is exercised by:
•written notice to the Corporate Secretary of the Company,
•timely delivery of a valid, later-dated proxy or a later-dated vote by telephone on Online; or
•voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares that have been properly voted and not revoked will be cast at the Annual Meeting.

What shares are included on the proxy card? If you are a stockholder of record, you will receive only one proxy card for all the shares you hold:
•in certificate form; and
•in book-entry form.

If you are a beneficial owner, you will receive voting instructions, and information regarding consolidation of your vote, from your bank, broker or other holder of record.

What is “householding” and how does it affect me? We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting, Proxy Statement and of our Annual Report, unless one or more of these stockholders notifies us that they wish to
2023 Proxy Statement - 13 -

receive individual copies. This procedure is designed to reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. If you participate in householding and wish to receive a separate copy of this Notice, Proxy Statement and Annual Report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, you can request information about householding from your bank, broker or other holder of record or direct your written request to Hibbett, Inc., 2700 Milan Court, Birmingham, Alabama 35211, Attention: Corporate Secretary, or contact the Corporate Secretary at (205) 912-4292, and the Company will deliver a separate copy of the Annual Report and Proxy Statement upon request.

Is there a list of stockholders entitled to vote at the Annual Meeting? The names of stockholders of record entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting, between the hours of 8:00 a.m. and 3:00 p.m., at our principal executive offices at 2700 Milan Court, Birmingham, Alabama 35211, by contacting the Corporate Secretary of the Company.

What is the effect of abstentions and broker non-votes? Proxies marked “abstain” or proxies required to be treated as broker “non-votes” will be viewed as present for purposes of determining whether there is a quorum at the Annual Meeting. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. Broker non-votes with respect to any matter will have no effect on the proposal. Abstentions with respect to any matter will have the same effect as a vote against that proposal.

Pursuant to New York Stock Exchange (“NYSE”) rules, brokers may vote on routine matters but do not have discretionary power to vote your shares on “non-routine” matters unless the broker receives appropriate instructions from you. The ratification of the selection of the independent registered public accounting firm (Proposal Number 2) is the only item on the agenda for the Annual Meeting that is considered routine. The election of Directors, the vote on an advisory basis for Named Executive Officer compensation, and the vote on an advisory basis for the frequency of stockholder votes to approve Named Executive Officer compensation are considered “non-routine” matters. Due to NYSE rules, brokers are not able to vote your shares with respect to “non-routine” matters if you have not provided instructions. Therefore, we strongly urge you to vote your shares.

What are the voting requirements to elect Directors (Proposal Number 1) and to approve Proposal Numbers 2 and 3 discussed in this Proxy Statement? The holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, are necessary to constitute a quorum. The affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote is required for the election of each Director (Proposal Number 1), the ratification of the selection of the independent registered public accounting firm (Proposal Number 2) and to approve, on an advisory basis, the Named Executive Officer compensation (Proposal Number 3). You may vote “for” or “against” or “abstain” with respect to Proposal Numbers 1, 2 and 3.

What vote is being requested to approve the non-binding advisory vote as to the frequency (every one, two or three years) of the stockholder vote to approve the compensation of our Named Executive Officers? The non-binding advisory vote as to the frequency of stockholder votes to approve Named Executive Officer compensation (Proposal Number 4) will require you to choose among a frequency of every one, two or three years or abstain from voting. However, stockholders are not voting to approve or disapprove the recommendation of the Board of Directors with respect to this proposal. The Board of Directors will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Could other matters be decided at the Annual Meeting? At the date that this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration, the proxies designated on the enclosed proxy card, or any substitute for such proxies, will have the discretion to vote on those matters for you.

2023 Proxy Statement - 14 -

Who will pay for the cost of this proxy solicitation? We will pay all expenses in connection with the solicitation of the proxies relating to this Proxy Statement, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to our stockholders. In addition, Directors, executive officers or employees may solicit proxies on our behalf by telephone, electronic transmission or personal contact without additional compensation. All reasonable proxy soliciting expenses will be paid by us in connection with the solicitation of votes for the Annual Meeting.

Who will count the vote? Representatives of our transfer agent, Computershare, Inc., will tabulate the votes.

Where can I find the voting results of the Annual Meeting? We will announce the voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the SEC within four business days of the completion of the Annual Meeting.

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PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

The terms of Anthony F. Crudele, Pamela J. Edwards and James A. Hilt, our current Class III Directors, will expire at the 2023 Annual Meeting of Stockholders. The Board has nominated Mr. Crudele, Ms. Edwards and Mr. Hilt for election as Class III Directors at the 2023 Annual Meeting of Stockholders. If elected, these Class III Directors will hold office for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2026 and until their successor is elected and qualified. Proxies may not be voted for a greater number of persons than the nominees named herein.

The remaining seven incumbent Directors previously elected to Class I and Class II will continue in office following the 2023 Annual Meeting and until their terms expire at the Annual Meetings of Stockholders in 2024 and 2025, respectively.

Mr. Crudele, Ms. Edwards and Mr. Hilt have indicated their willingness to serve as Directors. If they become unable to stand for election, the persons named in the proxy will vote for any substitute nominees proposed by the Board.

Vote Required

A Director will be elected, so long as a quorum is present, if he or she receives the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions shall have the effect of a vote against a nominee. Although broker non-votes will be treated as present for purposes of determining whether there is a quorum, broker non-votes will not be counted for purposes of determining the number of votes present and entitled to vote with respect to the election of directors and will not otherwise affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” THE NOMINEES FOR DIRECTOR.

Listed below are the three persons nominated for election to the Board. The following paragraphs include information about each Director nominee’s business background, and additional experience, qualifications, attributes or skills that led the Board to conclude that the nominees should serve on our Board.

Name	Age	Principal Occupation	Director Since
Anthony F. Crudele	66	Board Chair; Former EVP, CFO and Treasurer of Tractor Supply Company	2012
Pamela J. Edwards	60	Former EVP, CFO of Citi Trends	2022
James A. Hilt	47	CEO of Asset Marketing Services	2017

2023 Proxy Statement - 16 -

Anthony F. Crudele Director since May 2012
Anthony F. Crudele holds a Bachelor of Business Administration degree in Accounting from the University of Notre Dame. He served as the Executive Vice President, Chief Financial Officer and Treasurer of Tractor Supply Company from May 2007 through February 2017 and previously served as their Senior Vice President, Chief Financial Officer and Treasurer since joining the company in September 2005. Prior to that time, he served as Executive Vice President and Chief Financial Officer of Gibson Guitar from 2003 to 2005; as Executive Vice President and Chief Financial Officer of Xcelerate Corp from 2000 to 2003; and in senior financial roles at The Sports Authority from 1989 to 1999, including Senior Vice President and Chief Financial Officer from 1996 to 1999.

Mr. Crudele is a certified public accountant (inactive) and began his career in 1978, spending the majority of his public accounting tenure at the international accounting firm of Price Waterhouse. Mr. Crudele currently sits on the Advisory Board of Directors of the privately held retailer Northern Tool & Equipment and serves on its Audit Committee. He previously sat on the Board of Directors and served on the Audit Committee of Tuesday Morning, a publicly traded retailer, from January 2021 until September 2022.

His past positions as CFO of publicly-traded retail companies bring insight of retail operations and strategies. He qualifies as an “audit committee financial expert.”

Board Chair
Member of the Nominating and Corporate Governance Committee
Non-voting Member of the Audit and Compensation Committees

Pamela J. Edwards Director since June 2022
Pamela J. Edwards holds an MBA from the Fuqua School of Business at Duke University and a Bachelor of Science degree in Finance from Florida A&M University. She was most recently with Citi Trends as its Executive Vice President and Chief Financial Officer from January 2021 to April 2022. Prior to her retirement from Citi Trends, she was with L Brands Inc., as the Chief Financial Officer and Executive President for its Mast Global division from 2017-2020, as the Chief Financial Officer of its Victoria’s Secret division from 2007-2017, and as the Chief Financial Officer of its Express division from 2005-2007. Prior to L Brands Inc., Ms. Edwards worked in various business and financial planning roles at Gap/Old Navy, Sears Roebuck and Kraft Foods. She currently serves on the Board of Directors of Neiman Marcus Group, LLC, where she is Chair of the Audit Committee.

Her extensive background brings valuable perspective and expertise to our Board and Audit Committee. Ms. Edwards qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC pursuant to the Sarbanes-Oxley Act of 2002 (“SOX”). Ms. Edwards is also NACD Directorship Certified®.

Member of the Audit Committee

2023 Proxy Statement - 17 -

James A. Hilt Director since August 2017
James A. Hilt holds a Bachelor of Arts Degree in Political Science from the University of Minnesota. He is currently the CEO of Asset Marketing Services, a large e-commerce and direct marketing business supporting coin and memorabilia collectors, since March 2023. Previously, as of March 2019, he was President of Shutterfly, Inc. Prior to joining Shutterfly, he served as Executive Vice President and Chief Customer Experience Officer at Express Inc. from April 2018 through March 2019. Mr. Hilt joined Express in February 2014 as Senior Vice President of e-Commerce and served as their EVP, Chief Marketing Officer from March 2015 to April 2018. Prior to joining Express, he was Vice President of eBooks and Managing Director, International at Barnes & Noble, Inc. Earlier in his career, Mr. Hilt held several executive positions at Sears Holdings Corporation, the parent company of Sears Roebuck and Co. and Kmart Corporation. Before Sears, he was a Director of Global Marketing at SAP and held several senior positions at IBM.

Mr. Hilt’s strong experience in retail and background in the customer digital experience brings insight for optimizing our long-term e-commerce strategies.

Member of the Compensation Committee

2023 Proxy Statement - 18 -

OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

The Board of Directors

Listed below are the current members of our Board and Director nominees. The paragraphs following include information about each individual’s business background, and additional experience, qualifications, attributes or skills that led the Board to conclude that the individual should serve on our Board, with the exception of our current Class III Director nominees, whose information can be found in Proposal Number 1.

Name	Age	Principal Occupation	Director Since
Director Nominees (see Proposal Number 1)
Anthony F. Crudele	66	Board Chair; Former EVP, CFO and Treasurer of Tractor Supply Company	2012
Pamela J. Edwards	60	Former EVP, CFO of Citi Trends	2022
James A. Hilt	47	CEO of Asset Marketing Services	2017
Standing Directors
Ramesh Chikkala	58	Corporate Advisor, former SVP, Global Supply Chain (Omnichannel) and Food Manufacturing of Walmart, Inc.	2022
Karen S. Etzkorn	59	CIO of Qurate Retail Group	2016
Terrance G. Finley	69	CEO of Books-A-Million, Inc.	2008
Dorlisa K. Flur	58	Senior Advisor and former Chief Strategy and Transformation Officer for Southeastern Grocers, Inc.	2019
Linda Hubbard	63	President and COO of Carhartt, Inc.	2021
Michael E. Longo	61	President and CEO of Hibbett, Inc.	2019
Lorna E. Nagler	66	Former President of Bealls Department Stores, Inc.	2019

Ramesh Chikkala Director since May 2022
Mr. Chikkala holds a Master of Science degree in Industrial and Systems Engineering from Ohio University at Athens, a Master of Business Administration degree from the University of Mumbai in Maharashtra, India and a Bachelor of Science in Electrical Engineering degree from Osmania University in Andhra Pradesh, India. Mr. Chikkala is currently a senior advisor to the operations/supply chain practice at Kearney, Inc. and serves as adjunct faculty at UNC Charlotte, where he teaches the core operations management course. Mr. Chikkala previously worked for Walmart, Inc. from 2006 through 2019 in areas of increasing responsibility with his most recent role as Senior Vice President, Global Supply Chain (Omnichannel) and Food Manufacturing from 2013 to 2019. He served as Senior Vice President, Information Technology, from 2006 through 2013. In addition, he has held senior positions in multiple functions at retailers including the Family Dollar Stores, Gap, Inc. and Food Lion. Mr. Chikkala also serves on an advisory board for Vorto, an AI powered supply chain technology company.

His experience in supply chain operations, information technology and store operations in publicly-traded companies brings significant expertise to our Board in supply chain strategy and management.

Member of the Audit Committee

2023 Proxy Statement - 19 -

Karen S. Etzkorn Director since November 2016
Ms. Etzkorn holds a Bachelor of Science degree in Business Administration from Ohio State University. She served as Chief Information Officer (CIO) and Executive Vice President at HSNi since January 2013 and was appointed the role of CIO at Qurate Retail Group (QVC Group - HSNi’s parent company) in December 2017. Prior to that time, she served as Senior Vice President and Chief Information Officer at Ascena Retail, Inc. and Tween Brands, Inc. from January 2008 to September 2012. In addition, she has held senior positions at retailers including The Home Depot, Williams-Sonoma, Gap, Inc. and Limited, Inc.

Ms. Etzkorn provides a unique knowledge base to our Board by offering strong technology and cybersecurity expertise combined with overall retail understanding.

Member of the Audit Committee
Member of the Compensation Committee

Terrance G. Finley Director since March 2008
Mr. Finley holds a Bachelor of Arts degree in Political Science and Communications from Auburn University. Mr. Finley is currently Chief Executive Officer of Books-A-Million, Inc., where he has worked as President and Chief Operating Officer, Executive Vice President – Chief Merchandising Officer and in various positions within the merchandising group since 1993. His current responsibilities include all the company’s store operations, merchandising, marketing, publishing, import and Internet activities. A veteran of the book industry for over 40 years, Mr. Finley has led several of Books-A-Million’s business units, including the launching of its e-commerce effort.

His strong experience in retail store operations, merchandising and marketing are complimentary to the operations of our Company.

Member of the Compensation Committee
Member of the Nominating and Corporate Governance Committee

2023 Proxy Statement - 20 -

Dorlisa K. Flur Director since July 2019
Ms. Flur holds a Master of Business Administration from the Fuqua School of Business at Duke University as well as a Bachelor of Science in Computer Science and Economics from Duke. Ms. Flur is currently an independent senior advisor and was previously Chief Strategy and Transformation Officer at Southeastern Grocers, Inc. from 2016 until July 2018. From 2013 to 2016, Ms. Flur was Executive Vice President, Omni-channel at Belk, Inc. Prior to Belk, Ms. Flur held several executive and strategic leadership roles at Family Dollar Stores, Inc. from 2004 to 2012, rising to Vice Chair, Strategy and Chief Administrative Officer. She earlier honed her strategic skill set with 16 years at McKinsey and Company, Inc. Additionally, she serves on the Board of Directors of Sally Beauty Holdings, Inc. and serves on their Audit Committee, Nominating, Governance and Corporate Responsibility Committee and served on their Compensation and Talent Committee until February 2023. She also serves on the Board of Directors of United States Cold Storage, Inc., a wholly owned subsidiary of London, England based Swire & Sons, Inc.

Ms. Flur brings a key skill set to our Board through her McKinsey background and C-level positions, having managed nearly every line-operating function at several public and private retail companies. She is a Board Leadership Fellow of the National Association of Corporate Directors and is NACD Directorship Certified.®

Chair of the Nominating and Corporate Governance Committee
Member of the Audit Committee

Linda Hubbard Director since May 2021
Ms. Hubbard holds a Bachelor of Arts degree from Michigan State University in Accounting. Since 2013, Ms. Hubbard has served as the President and Chief Operating Officer of Carhartt, Inc., an apparel manufacturer, wholesaler and retailer which manufactures Carhartt-branded products that are sourced and sold globally. Ms. Hubbard also serves as Secretary/Treasurer/Director on Carhartt’s Board of Directors. She joined Carhartt in 2002 as their Chief Financial Officer. Prior to joining Carhartt, Ms. Hubbard was an audit partner at Plante Moran, one of the nation’s largest certified public accounting and business advisory firms and worked for the firm from 1982 through 2002. In addition, she currently serves on the Board of Directors of the Federal Reserve Bank of Chicago where she serves on the Board’s Executive Committee, Audit Committee and Governance and Human Resources Committee. In 2022, Ms. Hubbard served as Chair on the Board of Directors of the Federal Reserve Bank of Chicago/Detroit Branch. Ms. Hubbard has served on the Bank’s Board since 2017 and her term expires in 2024. Ms. Hubbard is a certified public accountant and Chartered Global Management Accountant.

Her broad skill set brings the vendor’s perspective to our Company’s retail experience, as well as strong sourcing and logistic disciplines. Her work on the Board of the Federal Reserve Bank brings a different business and geographic perspective to our Board. She qualifies as an “audit committee financial expert.”

Chair of the Audit Committee

2023 Proxy Statement - 21 -

Michael E. Longo
Mr. Longo holds a Bachelor of Science degree in Engineering from the United States Military Academy and an MBA from Harvard University. He joined the Company as Chief Executive Officer and President in December 2019. Formerly, he served as Chief Executive Officer for City Gear, LLC. Prior to City Gear, he worked in positions of increasing responsibility and leadership with AutoZone, Inc. starting as a Vice President of Supply Chain in 1996 to Executive Vice President of Supply Chain, IT, Development, Mexico in 2005.

Mr. Longo has been a non-independent Director of our Board since December 2019.

Lorna E. Nagler Director since July 2019
Ms. Nagler holds a Bachelor of Science degree in Retail from the University of Wisconsin. Ms. Nagler brings close to 40 years of experience in the retail industry and served as President of Bealls Department Stores, Inc. from January 2011 to February 2016. Prior to that time, she served as President and CEO of Christopher & Banks Corporation from 2007 to 2010. From 2002 to 2007, she served in several leadership roles at Charming Shoppes, including President of Lane Bryant and President of Catherine Stores. She also held merchandising leadership roles at Kmart Corporation and Kids “R” Us between 1994 and 2001. Additionally, Ms. Nagler currently serves as the Chair of the Board of Directors of Ulta Beauty, a Fortune 500 Company, since 2009, and formerly served on the Board of Directors of Christopher & Banks Corporation as a member of their Audit, Compensation and Governance committees. Ms. Nagler is also on the Board of the University of Wisconsin Foundation and Alumni Association where she sits on the Audit Committee.

With years of experience as a senior level executive in a wide variety of retail companies, including as President and CEO of a public retail company, Ms. Nagler provides considerable expertise on strategic, management and operational issues facing a multi-state retailer.

Chair of the Compensation Committee
Member of the Nominating and Corporate Governance Committee

Director Classes

The following table provides Director Class and term expiration information for each current Board Member:

Class	Term Expiration	Board Member
Class I Directors	2024 Annual Meeting of Stockholders	Terrance G. Finley
Dorlisa K. Flur
Michael E. Longo
Lorna E. Nagler
Class II Directors	2025 Annual Meeting of Stockholders	Ramesh Chikkala
Karen S. Etzkorn
Linda Hubbard
Class III Directors	2023 Annual Meeting of Stockholders	Anthony F. Crudele
Pamela J. Edwards
James A. Hilt

2023 Proxy Statement - 22 -

Board Leadership

Our Board is responsible for enterprise-side oversight and ensuring that the Company’s business and affairs are managed to meet the Company’s goals and objectives and that the long-term interests of the stockholders and stakeholders are served.

Anthony F. Crudele	DUTIES OF THE INDEPENDENT BOARD CHAIR
–Support a strong Board culture by fostering an environment of open dialogue, effective information flow and constructive feedback among the members of the Board and senior management, facilitating communication among the Chair, the Board as a whole, Board committees, and senior management, and encouraging Director participation in discussions;
–Ensure that the Company operates with strong governance and best practices in coordination with the Board Committees, including assessment of potential risks;
–Work in conjunction with the NCG Committee Chair to lead the process for building an effective, diverse and complementary Board with an appropriate balance of skills and personalities;
–Assist the Compensation Committee Chair to ensure that there is a proper succession planning process in place to facilitate a transition of the CEO or other executive management position;
–Act as an advisor to the President and CEO on strategic aspects of the business;
–Preside over and manage the meetings or the Board; Approve the scheduling of meetings of the Board, lead the preparation of the agenda for each meeting and approve the agenda and materials for each meeting;
–Attend Committee meetings in either a voting or non-voting capacity; and
–Represent the Board at annual meetings of stockholders and be available, when appropriate, for consultations with stockholders.
Mr.
Mr. Crudele has served on our Board since May 2012. He served as Lead Director from May 2012 to May 2019; as Chair of our NCG Committee from March 2017 to May 2021 and as Chair of our Board since May 2019.

2023 Proxy Statement - 23 -

Board Committees

The Board has established an Audit Committee, a Nominating and Corporate Governance Committee (“NCG Committee”) and a Compensation Committee. The memberships and functions of these committees are set forth below. The Board has no standing Executive Committee. The following table below provides Fiscal 2023 membership and meeting information for each of the Board Committees.

Director	Audit Committee	Compensation Committee	NCG Committee
Ramesh Chikkala(1)	✓
Anthony F. Crudele (Independent Board Chair)			✓
Pamela J. Edwards(2)	✓
Karen S. Etzkorn	✓	✓
Terrance G. Finley		✓	✓
Dorlisa K. Flur	✓		■
James A. Hilt		✓
Linda Hubbard(3)	■
Jamere Jackson(4)	✓
Michael E. Longo
Lorna E. Nagler		■	✓
Alton E. Yother(5)	✓		✓
TOTAL MEETINGS HELD IN FISCAL 2023	9	4	5
■ Chair ✓ Member

Mr. Crudele sits on the Audit and Compensation Committees as a non-voting member. Michael E. Longo is the only non-independent Director on the Board and does not serve on any committee.

(1) Mr. Chikkala was appointed to the Audit Committee in May 2022 upon his election to the Board.

(2) Ms. Edwards was appointed to the Audit Committee in June 2022 upon her appointment to the Board.

(3) Ms. Hubbard was appointed Chair of the Audit Committee in May 2022.

(4) Mr. Jackson served on the Audit Committee until his retirement from the Board in June 2022.

(5) Mr. Yother served on the Audit Committee and NCG Committee until his retirement from the Board in May 2022.

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Chair:
Linda Hubbard*

Current Members:
Ramesh Chikkala
Pamela J. Edwards*
Karen S. Etzkorn
Dorlisa K. Flur

All members are “financially literate”

* Member meets the SEC’s definition of an “audit committee financial expert.”

No member of the Audit Committee serves on the audit committees of more than two other publicly- traded companies.

The Audit Committee meets in executive session with our independent registered public accounting firm at least once quarterly.
AUDIT COMMITTEE
Overview of Duties and Responsibilities

–Review and discuss with management and the independent registered public accounting firm matters related to interim quarterly and annual SEC compliance reporting, as well as the accounting principles and policies applied;
–Oversee the accounting and financial reporting process, including the adequacy and quality of the annual audit process and the performance and independence of the independent registered public accounting firm;
–Review and assess the internal control structure over financial reporting including: (i) the adequacy and effectiveness of internal controls over data security programs such as cybersecurity procedures regarding disaster recovery and critical business continuity and (ii) the adequacy of management’s periodic assessments of the data privacy program;
–Appoint and compensate our independent registered public accounting firm, as well as pre-approve all auditing services and permitted non-auditing services performed by the firm;
–Retain independent counsel, accountants or others, as necessary, to advise the Audit Committee or assist in the conduct of an investigation;
–Review and assess compliance with laws and regulations, loan covenants, legal matters, including securities trading practices, tax matters and regulatory or governmental findings which raise material issues regarding our financial statements or accounting policies;
–Review and assess our Code of Business Conduct and Ethics, (i) ensuring there are policies in place to report concerns and to protect those who may raise concerns; (ii) discussing risk assessments from management with respect to data protection and cybersecurity matters, relevant ESG sustainability metrics and attestations associated with these metrics, and periodically providing recommendations and reports to the NCG Committee and the Board on such topics;
–Review and approve all related-party transactions; and
–Evaluate the Audit Committees’ performance and reviews the Committee’s charter on an annual basis.

Under the terms of its Charter, the Audit Committee meets no less than four times annually and reviews the Company’s financial performance at least quarterly. The Audit Committee met nine times in Fiscal 2023. Periodic meetings are also held separately with management and the independent registered public accounting firm to review accounting matters and disclosures in our SEC periodic filings.

The Audit Committee represents and assists the Board with the oversight of the integrity of our financial statements and internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, our Enterprise Risk Management (“ERM”) program, the performance of our internal audit function and the performance of the independent registered public accounting firm.

A copy of the Audit Committee Charter is available on our website at hibbett.com under the heading “Investor Relations”. In addition, a printed copy of its Charter will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

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Chair:
Lorna E. Nagler

Current Members:
Karen S. Etzkorn
Terrance G. Finley
James A. Hilt

The Compensation Committee meets in executive session without management for a portion of each quarterly meeting.

The Compensation Committee has the authority to retain and has retained outside consultants to benchmark executive compensation.
COMPENSATION COMMITTEE
Overview of Duties and Responsibilities

–Establish, oversee, review and approve executive compensation programs, benefits, philosophies, policies and practices;
–Develop guidelines and review the structure and competitiveness of our executive officer compensation programs, with a focus on providing compensation opportunities that attract, retain and motivate talented key executives;
–Oversee an evaluation of the performance of our CEO and other executive officers;
–Recommend incentive compensation plans and equity-based plans to the Board, establish equity granting policies, establish stock ownership guidelines for our officers and monitor stock ownership of such officers;
–Recommend the compensation of the CEO and other executive officers to the Board, as well as any employment agreements and severance arrangements to the Board for the CEO and other executive officers;
–Support the Board’s oversight of risk management by addressing risks inherent in matters under the Audit Committee’s purview, including executive compensation, incentive plans and succession plans;
–Develop, review and recommend to the Board a management succession plan;
–Develop and evaluate potential candidates for executive positions, typically with management’s input, and recommend to the Board any changes to any candidates;
–Oversee and advise the NCG Committee and the Board regarding our human capital management strategies and policies, including diversity, equality and inclusion initiatives, workplace culture and employee relations, and attracting, developing, retaining and motivating leadership and colleagues;
–Monitor compliance with the requirements under the SOX relating to the prohibition on loans to directors and officers, as well as other laws affecting employee compensation and benefits;
–Oversee the Company’s compliance with SEC rules and regulations regarding stockholder approval of certain executive compensation matters, including producing and publishing a Compensation Committee report on executive compensation as required by the rules of the SEC to be included in the Company’s annual filings; and
–Evaluate the Compensation Committee’s performance and the Committee’s charter on an annual basis.

Under the terms of its Charter, the Compensation Committee is directly responsible for establishing compensation policies for our executive officers. The Compensation Committee met four times in Fiscal 2023.

The Compensation Committee may, in its sole discretion, obtain the advice of any compensation consultant, legal counsel or other advisor to assist in the evaluation of the compensation of our CEO and other elected executive officers. In employing external advisors, the Compensation Committee considers independence factors required by Nasdaq and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Compensation Committee may obtain assistance and resources from Company employees as it deems necessary, to carry out its responsibilities under its charter.

A copy of the Compensation Committee Charter is available on our website at hibbett.com under the heading “Investor Relations”. In addition, a printed copy of its Charter will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

2023 Proxy Statement - 26 -

Chair:
Dorlisa K. Flur

Current Members:
Anthony F. Crudele
Terrance G. Finley
Lorna E. Nagler

The NCG Committee reviews, assesses and provides committee-level oversight with respect to our principles, programs and practices relating to environmental, social and governance (“ESG”) responsibility.

The NCG Committee utilizes a forward-looking approach to board succession that focuses on priority capability gaps and diverse sources when seeking a next candidate appointment.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Overview of Duties and Responsibilities

–Establish criteria for the selection of directors, identify qualified individuals qualified to become Board members and properly recommend them to our stockholders, recommend selected nominees to the Board to stand for election or appointment to fill vacancies and recommend nomination procedure processes;
–Conduct annual performance self-evaluations of the corporate governance and nominating functions of the NCG Committee, establish processes for the Board’s annual performance self-evaluation, conduct biannual reviews of each director on the Board and review requests by any executive officer or director to serve on the board of directors of any other publicly-traded company;
–Review and recommend to the Board with respect to the size, structure, composition, independence, processes and practices of the Board and its standing committees;
–Recommend to the Board the number of standing/temporary committees and the duties and responsibilities for each;
–Recommend committee assignments to the Board, including rotation or reassignment of any chair or committee member;
–Recommend policies and provide committee-level oversight with respect to director compensation (including equity) and equity ownership guidelines for independent Board members, in line with the Company’s overall strategies for risk management and monitor independent Board member equity ownership;
–Monitor developments in the regulation and practice of corporate governance, including Nasdaq standards and SEC regulations, and make recommendations to the Board on all matters of corporate governance, including review and assessment of the adequacy of our Corporate Governance Guidelines;
–Periodically review ESG reports and provide recommendations and guidance to the Board, other committees of the Board and management on these topics;
–Establish procedures for communicating with stockholders and recommend to the Board actions to be taken, where appropriate; and
–Assist management in the preparation of the disclosure in our Proxy Statement and other documents filed with the SEC regarding Director independence and the operations of the NCG Committee.

The NCG Committee is authorized to exercise oversight with respect to the nomination of candidates for the Board in such a fashion as determined from time to time by the Board and has recommended the election of Mr. Crudele, Ms. Edwards and Mr. Hilt as Class III Directors at the 2023 Annual Meeting of Stockholders. Under the terms of its Charter, the NCG Committee meets at least one time annually, and met five times in Fiscal 2023.

The NCG Committee’s purpose is to advise the Board on the composition, organization, effectiveness and compensation of the Board and its committees and on other issues relating to the Company’s corporate governance. The NCG Committee’s duties and responsibilities primarily relate to director nominations, Board and Committee effectiveness, Board structure and Director compensation, corporate governance and stockholder communications and disclosure.

The NCG Committee has written policies in place for accepting Director nominations from stockholders and identifying nominees for Director as well as minimum qualifications for Director nominees as described in this Proxy Statement.

A copy of the NCG Committee Charter is available on our website at hibbett.com under the heading “Investor Relations.” In addition, a printed copy of its Charter will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

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Our Corporate Governance Principles

Our Board of Directors believes that good corporate governance is important to ensure the long-term benefit of its stockholders and has adopted Corporate Governance Guidelines, which outline the composition, operations and responsibilities of the Board of Directors. In addition, our Board conducts annual reviews of the charters of the Audit Committee, Compensation Committee and NCG Committee. Our Corporate Governance Guidelines as well as the current charters of each of our standing committees can be accessed in the “Investor Relations” section of our website at hibbett.com.

Following is a summary of our key corporate governance principles:

Board Composition

Director Independence. We are committed to principles of good corporate governance and the independence of a majority of our Board from our management. All members of our Audit Committee, Compensation Committee and NCG Committee have been determined by our Board to be independent Directors as defined under Rule 5605 of the Nasdaq Stock Market, Inc. Marketplace Rules (“Nasdaq Listing Rules”).

It is the responsibility of each Director and prospective Director to disclose to the Board any relationship that could impair his or her independence or any conflict of interest with the Company, including, but not limited to, family members, customers, suppliers, distributors, lenders, legal counsel, consultants of the Company, significant stockholders of the Company and any competitor or other person having an interest adverse to the Company. Each Director is required to complete an annual questionnaire providing information necessary for the Company to assist the Board in reconfirming each Director’s independence and making required disclosures in the Company’s Proxy Statement, where applicable.

Pursuant to Rule 5605 of the Nasdaq Listing Rules, our Board determines whether each Director is independent. In accordance with the standards, the Board must determine that an independent Director has no material relationship with us other than as a Director. The standards specify the criteria by which the independence of our Directors will be determined, including strict guidelines for Directors and their immediate families with respect to past employment or affiliation with us or our independent registered public accounting firm. The standards also prohibit Audit Committee members from having any direct or indirect financial relationship with us and restrict both commercial and not-for-profit relationships between us and each Director. We may not give personal loans or extensions of credit to our Directors, and all Directors are required to deal at arm’s length with us and our subsidiaries, and to disclose any circumstance that might be perceived as a conflict of interest.

As a result of this review, the Board has affirmatively determined that none of our Directors or nominees has a material relationship with us, other than Mr. Longo who is a member of management. All committees of our Board are comprised solely of independent Directors.

In making this determination, the Board considered that in the ordinary course of business, transactions may occur with a company or firm with which we do business and that one or more of our Directors may also have a relationship. Our Board has determined that such involvement is not material and does not violate any part of the definition of “independent Director” under Nasdaq Listing Rules.

Chair/Lead Director. The Board elects a Chair to carry out duties assigned by the Company’s Bylaws or, from time to time, the Board. In the event the Chair is not an independent Director, the Board also designates a Lead Director who shall be an independent Director. Mr. Crudele was appointed independent Chair at the Annual Meeting in May 2019. There was no Lead Director during Fiscal 2023.

Our Board believes that its leadership structure encompasses an appropriate balance between strong and consistent leadership and independent and effective oversight of the Company, and believes that having separate Chair and CEO positions allows Mr. Longo to focus on the day-to-day management of the business and on executing our strategic priorities, while allowing Mr. Crudele to focus on leading the Board, facilitating the Board’s independent
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oversight of management, and providing advice and counsel to Mr. Longo.

Nomination of Directors

Role of the Nominating and Corporate Governance Committee. The NCG Committee is responsible for the recommendation of nominees for election as Director to the Board. Nominees recommended by the NCG Committee may be elected by the Board to fill a vacancy or may be recommended by the Board for election by the stockholders.

Qualification of Directors. In evaluating candidates for election to the Board, the NCG Committee considers the qualifications of the individual candidate as well as the composition of the Board as a whole. Among other things, the NCG Committee considers:
•the candidate’s ability to represent the interests of the stockholders and assist in the creation of stockholder wealth,
•personal qualities of leadership, character, integrity and adherence to the highest ethical standards,
•the business judgment, diversity of background and acumen of the candidate,
•relevant knowledge, skills and experience in areas helpful to the Company’s business, including retail, finance, accounting, digital, channel connectivity, technology, cybersecurity, climate, supply chain, business development and brand marketing,
•whether the candidate is free of conflicts of interest and has the time required for preparation, active participation, and regular attendance at meetings of the Board and its committees,
•the candidate’s roles and contributions to the business community, and
•financial sophistication of the candidate, including the ability to qualify as “financially literate” under Nasdaq Listing Rules.

The NCG Committee ensures that one or more of the Directors qualify as an “audit committee financial expert” under the rules of the SEC.

In making a recommendation regarding the re-election of an existing member of the Board, the NCG Committee considers the Director’s tenure and assesses the Director’s past contributions and effectiveness as a Board member and his or her ability to continue to provide future value to the Board. Any Director appointed by the Board to fill a vacancy on the Board will stand for election at the time required under applicable law, generally the next election of the class for which such Director has been chosen.

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Director Experience, Qualifications, Skills and Attributes. The following table summarizes specific experience, qualifications, skills and attributes of our Directors and Director nominees. A particular Director or nominee may possess additional experience, qualification, skills or attributes, even if not expressly indicated below.

Experience Matrix

Skills and Experience	Characteristics
Senior Leadership Experience	Experience as a CEO, CFO, COO, CIO, CRO or other senior executive of a major organization or public company
Retail Experience	Experience in managing retail operations
Digital/Channel Connectivity and Technology Enablement Experience	Experience in understanding and evaluating efforts in e-commerce, multi-channel and omni-channel business models, data and analytic capabilities, along with information systems and technology implications for the business
Cybersecurity and Advanced Technology Experience	Experience in securing networks, resources and systems from digital or cyber attacks along with deep and active understanding of advanced technologies and its implications on security and the overall risk operating models for the business.
Brand Marketing Experience	Experience in the marketing process and increasing the perceived value of brands in the marketplace
Supply Chain Experience	Experience in oversight of cost-effective, technology-driven logistics processes
Accounting and Risk Experience	Experience as an accountant or auditor, chief financial officer or other relevant experience in accounting and financial reporting; experience managing risks in a large organization, including specific types of risk such as financial, cyber, privacy and data security
Business Development or M&A Experience	Experience in long-term strategic planning; experience assessing M&A opportunities, value creation potential and execution capacity.

Skills and Experience
Director	Senior Leadership	Retail	Digital/Channel Connectivity and Technology Enablement	Cyber-security and Advanced Technology	Brand Marketing	Supply Chain	Accounting and Risk	Business Development or M&A
Ramesh Chikkala	✓	✓	✓	✓		✓		✓
Anthony F. Crudele	✓	✓	✓			✓	✓	✓
Pamela Edwards	✓	✓	✓		✓		✓
Karen S. Etzkorn	✓	✓	✓	✓		✓
Terrance G. Finley	✓	✓	✓		✓	✓
Dorlisa K. Flur	✓	✓	✓		✓	✓
James A. Hilt	✓	✓	✓	✓	✓			✓
Linda Hubbard	✓	✓	✓		✓	✓	✓	✓
Michael E. Longo	✓	✓	✓			✓		✓
Lorna E. Nagler	✓	✓	✓		✓
	10	10	10	3	6	7	3	5

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Diversity Statement
The Board believes that maintaining a diverse membership with varying backgrounds, skills, expertise and other differentiating personal characteristics promotes inclusiveness, enhances the Board’s deliberations and enables the Board to better represent all of the Company’s constituents. Accordingly, the Board is committed to seeking out highly qualified candidates with diverse backgrounds, skills and experiences, and other unique characteristics, as part of each Board search the Company undertakes.

Nasdaq Board Diversity Matrix (as of April 1, 2023)

Total Number of Directors* 10
Director	Gender Identity		Demographic Background
	Female	Male	African American or Black	Asian	White	LGBTQ+
Ramesh Chikkala		✓		✓
Anthony F. Crudele		✓			✓
Pamela J. Edwards	✓		✓
Karen S. Etzkorn	✓				✓
Terrance G. Finley		✓			✓	✓
Dorlisa K. Flur	✓				✓
James A. Hilt		✓			✓	✓
Linda Hubbard	✓				✓
Michael E. Longo		✓			✓
Lorna E. Nagler	✓				✓
* Includes Director nominees standing for election at the Annual Meeting, all of which are current Directors.

Service on Other Boards. No Director may serve on more than two boards of publicly-traded companies, other than the Company, without prior approval of the Board. A Director desiring to serve on another public company board shall notify the NCG Committee before accepting the appointment to that board and provide information requested in order to enable the NCG Committee to determine whether or not the additional directorship impairs the Director’s independence or ability to effectively perform his or her duties as a Director. Our Company counsel advises the NCG Committee as to whether the appointment may impair the Director’s independence or raise other legal issues. Commitments of a Director or candidate to other board memberships are considered in assessing the individual’s suitability for election or re-election to the Board.

Changes in Professional Responsibility. When a Director retires, has a change in employer, or has other significant changes in his or her professional roles and responsibilities, the Director is encouraged to provide advance notice to the Chair of the NCG Committee. The Board, together with the NCG Committee, will evaluate whether the Director should resign based on whether he or she continues to satisfy the Board’s membership criteria in light of his or her anticipated retirement or new principal occupation or business association.

Election of Directors. Our Bylaws require Directors to be elected by the affirmative vote of a majority of the shares of outstanding capital stock of the Company present, in person or by proxy, at a meeting of stockholders and entitled to vote on the subject matter.

Stockholder Nominations. The NCG Committee is responsible for considering any submissions by stockholders of candidates for nomination to the Board, evaluating the persons proposed and making nomination recommendations to the Board.
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Size of the Board

Our Certificate of Incorporation and Bylaws provide that the Board shall consist of a maximum of ten and a minimum of seven Directors. Within this range, the Board establishes the number of Directors. Currently, our Board consists of ten Directors who are divided into three classes with Class I, Class II and Class III having four, three and three members each, respectively. The term of our Class I Directors expires at the Annual Meeting in 2024. The term of our Class II Directors expires at the Annual Meeting in 2025. The term of our Class III Directors expires at the Annual Meeting this year and will expire again at the Annual Meeting in 2026.

The size of the Board and experience of Board members that is relevant to the Company's business is assessed regularly by the NCG Committee. The Board may increase or decrease the number of Directors within the limits of Delaware law to accommodate the best interests of the Company and its stockholders. After evaluating the current size of the Board and the apportionment of Directors among the three Classes, the NCG Committee recommended, and the Board approved, the nomination of Anthony F. Crudele, Pamela J. Edwards and James A. Hilt, incumbent Class III Directors for election as Class III Directors at the 2023 Annual Meeting to serve three-year terms expiring at the 2026 Annual Meeting of Stockholders.

If all the nominees are elected as Class III Directors, the Directors in Class III will remain at three members.

Director Compensation Review

The NCG Committee annually reviews the Director compensation program and recommends any changes to the Board for approval. The NCG Committee’s goal is to align the Board with the long-term interests of the Company’s stockholders and to compensate Directors fairly for their work while promoting ownership by the Directors of Company stock. Outside consultants may be retained to obtain advice on competitive compensation practices.

Director Tenure, Refreshment and Structure

The Board has established a policy that non-employee Directors shall not stand for re-election to the Board after the earlier of:
•reaching the age of 72; or
•completing fifteen (15) years of service as a Director of the Company.

As of April 26, 2023, the average age of our current non-employee Directors is 61.1 years. The average tenure of our current non-employee Directors is 5.5 years.

The NCG Committee considers the participation and contributions of incumbent Directors in determining whether to recommend their re-nomination to the Board. The Board, in its sole discretion, may waive any of the forgoing limitations to any Director if it deems his or her re-nomination to be in the best interest of the Company and its stockholders.

Our future success depends in significant part on the in-depth knowledge of our business and operations by our directors. We believe that a classified board, with responsible refreshment, promotes stability, continuity and experience among our directors, which is essential to developing and implementing long-term strategies, while resisting the pressure to focus on short-term results at the expense of enhancing long-term value and success. Moreover, a majority of the companies in the peer group identified in our Compensation Discussion and Analysis continue to maintain a classified board structure.

We believe our classified board structure remains the appropriate structure at this point in time due to the circumstances described above, and we intend to review this topic annually.

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Director Responsibilities

General. It is the responsibility of each Director to exercise his or her business judgment and act in the best interest of the Company and its stockholders. Directors must act ethically at all times and adhere to the applicable provisions of the Company’s Code of Business Conduct and Ethics, a copy of which is posted on our website at hibbett.com.

Understanding of the Company’s Business. Directors should become and remain informed about our Company and its business, including, among other things:
•our principal operational and financial objectives;
•our strategies and plans;
•our results of operations and financial condition;
•factors that determine our Company’s success; and
•risks that are inherent to our Company and industry and the control processes with respect to such risks.

Ownership of and Trading in Company Securities. The Directors must adhere to any guidelines established by the Board relating to required ownership of Company stock. Directors must comply with the Company’s policy on trading in securities of the Company and specific guidance provided by the appropriate Company officers regarding periods when Directors should refrain from trading in the Company’s securities.

Conflicts of Interest. In the event that any executive officer of the Company has a conflict of interest or seeks a waiver of any other provision of the Code of Business Conduct and Ethics for which a waiver may be obtained, the officer shall notify the Board Chair/ Lead Director or a designated Company officer, who shall arrange for the NCG Committee and the Board to consider the request. The waiver is granted only if approved by both groups.

In the event a Director has an actual or potential conflict of interest with respect to a matter involving the Company, the Board shall determine what action, if any, is required, including whether the Director should recuse himself or herself from discussion or voting with respect to the matter. In the case of a conflict of interest that is of an ongoing and material nature, the Director shall be asked to tender his or her resignation.

Governance Review. At least annually, the Board reviews the governance structure of the Company, including any provision of its Certificate of Incorporation and Bylaws affecting governance, other arrangements containing provisions that become operative in the event of a change in control of the Company, governance practices and the composition of the Company’s stockholder base.

Board Meetings and Agendas

The Board is responsible for an annual review of strategy, financial and capital plans, enterprise risk, as well as quarterly reviews of the performance and plans of the Company’s business and risks related thereto and matters on which the Board is legally required to act. The CEO may propose other key issues for the Board’s consideration.

Agendas and meeting minutes of the committees are shared with the full Board. The Chair of each committee develops meeting agendas, with the support of members of management and considering the views of the committee members. Meeting materials are provided to the Board prior to a scheduled meeting and Directors are responsible for reviewing these materials in advance of the meetings. The Board met seven times in Fiscal 2023.

Director Attendance

Directors are expected to attend Board meetings and committee meetings on which they serve in order to best fulfill their responsibilities. Each Director is expected to attend at least 75% of the aggregate of:
•the total number of Board meetings held during the fiscal year or portion of the fiscal year the Director served; and
•the total number of meetings held by all committees of the Board on which the Director served.

In addition, Directors are expected to physically attend quarterly Board and committee meetings in person, as well
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as the Annual Meeting of Stockholders if such meetings are scheduled as onsite meetings. Prior approval of the Chairperson of the Board or the respective committee Chair to attend onsite meetings by teleconference must be received.

Each of our Directors averaged greater than 90% attendance of all Board meetings and applicable committee meetings. All Board members are expected to attend our Annual Meeting unless an emergency prevents them from doing so. All of our Directors, serving at that time, virtually attended the 2022 Annual Meeting of Stockholders.

The 2023 Annual Meeting of Stockholders will be held virtually as described elsewhere in this Proxy Statement.

Director Orientation

Upon initial election, the Company provides Directors with orientation and reference materials to familiarize themselves with the Company’s senior management, independent registered public accounting firm, Code of Business Conduct and Ethics, Insider Trading Policy and other compliance programs. In addition, new Directors must attend a director education program within their first three-year term. The Board also encourages other appropriate Company officers to attend director education programs or other programs as needed to stay informed of trends and changes in corporate governance. All of our Directors are members of the National Association of Corporate Directors.

Board Committees

Committee Designation and Composition. It is the general policy of the Company that the Board as a whole considers and makes all major decisions other than decisions that are required to be made by independent committees. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to, or required for, the operation of a publicly-traded company. Currently, these committees are the Audit Committee, Compensation Committee and NCG Committee. Additional committees may be established by the Board as necessary or appropriate. On occasion, a subcommittee of independent members is formed to address a specific project or need.

The Board as a whole determines the membership and Chairs of our committees. All committees are made up solely of independent Directors. The membership of committees is rotated periodically. Committee members and Chairs serve one-year terms and are appointed by the Board upon recommendation of the NCG Committee.

Each committee determines who attends each meeting and whether the committee wishes to conduct any of its proceedings in an executive session. Executive sessions, consisting only of independent Directors, are typically conducted at each quarterly committee meeting.

Committee Compensation. The Board, upon recommendation of the NCG Committee, establishes the compensation of each committee member and may provide different compensation for members and Chairs of various committees.

Audit Committee and Independent Registered Public Accounting Firm

Audit Committee Independence and Qualifications. Other than Director fees, Audit Committee members may not receive any additional compensation from the Company. All members of the Audit Committee shall meet the independence requirements of the SEC and the independence and financial literacy requirements of Nasdaq, as provided in the Audit Committee Charter. At least one member of the Audit Committee at all times shall qualify as an “audit committee financial expert” as defined by the rules and regulations of the SEC. Currently, Ms. Edwards and Ms. Hubbard qualify as an “audit committee financial expert,” as well as Mr. Crudele, our Board Chair who is a non-voting member of the Audit Committee.

Stockholder Vote on Independent Registered Public Accounting Firm. The Company provides for an advisory stockholder vote to approve the selection of the Company’s independent registered public accounting firm at each
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Annual Meeting of Stockholders. The stockholder vote is not binding on the Company or the Board or its Audit Committee and shall not be construed as overruling a selection decision by the Company.

Management Attendance

The Board regularly requests the attendance of senior officers of the Company at Board meetings to provide insight and to update items being addressed by the Board or its committees. The Board and CEO may invite other members of management as it deems appropriate.

Evaluations and Succession Planning

CEO Review. The Board, with the assistance of the Compensation Committee, is responsible for conducting an annual review of the CEO’s performance. The Board reviews the report of the Compensation Committee, in order to ensure the CEO is providing effective leadership for the Company.

Succession Planning. The Compensation Committee makes an annual report to the Board on succession planning to ensure management continuity. The CEO recommends and evaluates potential successors and reviews any development plans recommended for such individuals.

Board Assessment

Board Performance. Self-assessment of the performance of the Board is conducted periodically and is led by the NCG Committee. The Board utilizes a third party provider to assist in these assessments.

Director Performance. The NCG Committee also conducts a biannual review of each Director on the Board to assist in determining the proper composition of the Board and each of the committees. Among consideration is each Director’s attendance at Board and committee meetings, preparation for Board meetings, participation in Board discussions, experiences relevant to the Director’s service on the Board and committees, knowledge in areas relevant to the Company’s business, contributions to the Board’s decision-making process and other such items the NCG Committee believes useful in determining such Director’s qualifications and fulfillment of responsibilities.

Board Interaction with Third Parties and Employees

Third Party Access. The Board recognizes that management speaks on behalf of the Company. However, the Board has established procedures for third party access to the Chair and the non-management Directors as a group. The Board and committees have the right to retain outside financial, legal or other advisors and shall have appropriate access to the Company’s internal and external auditors and outside counsel.

Employee Access. Board members have full access to the Company’s management and employees and use their judgment to assure that any contacts will not disrupt the daily business operation of the Company. The CEO and the Corporate Secretary of the Company are copied, as appropriate, on any written communication between a Director and an officer or employee.

Receipt of Complaints. The Audit Committee has established procedures for receipt, retention and treatment of complaints regarding accounting, internal controls over financial reporting or auditing matters and the confidential, anonymous submission by employees, customers or vendors of the Company or any other person of concerns regarding questionable accounting or auditing matters.

Executive Sessions

The Board’s independent Directors meet regularly in executive sessions without management or non-independent Directors. The Board’s executive sessions are led by the independent Chair. An executive session will be held not less than twice a year and other sessions may be called by the independent Chair in his or her own discretion or at the request of the Board. Our Board typically meets at least four times annually in executive sessions without
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management or non-independent Directors.

Recoupment Policy

The Board will seek recoupment, in its discretion, from a senior executive of any portion of performance-based compensation as it deems appropriate, if it is determined that the senior executive engaged in fraud, willful misconduct, recklessness or gross negligence that caused or otherwise significantly contributed to the need for a material restatement of the Company’s financial statements as defined in our Corporate Governance Guidelines. Performance-based compensation subject to recoupment under these guidelines includes annual cash incentive/bonus awards and all forms of performance-based equity compensation.

Our Corporate Governance Guidelines are reviewed annually and were most recently updated by the Board in May 2021 upon recommendation by the NCG Committee. A copy of these guidelines is posted on our website at hibbett.com and accessible to all investors.

Environmental, Social and Governance Practices

The Board exercises ultimate oversight with respect to the Company’s principles, programs and practices relating to ESG responsibility and is supported by each committee through its respective ESG responsibilities as set forth in the charter of each committee.

Our Compensation Committee monitors regulatory developments with respect to applicable executive compensation recovery policies required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and it expects to implement such changes to the Company’s current recovery policies as are necessary to comply with the final SEC clawback rule adopted October 2022 and applicable Nasdaq listing standards, and any other applicable regulatory guidance.

Board Oversight of Business Risks

Enterprise-Wide Risk Oversight

The Board utilizes our ERM program to assist in fulfilling its oversight of our risks. Management, which is responsible for day-to-day risk management, conducts an annual risk assessment of our business risks and maintains a risk committee that reports to the Audit Committee. The risk assessment program is global in nature and has been developed to identify and assess the Company’s risks, as well as identify steps to mitigate and manage each risk identified. Management, including our NEOs and other key personnel, participate in the ERM program.

While risk oversight is a full Board responsibility, the responsibility for monitoring the ERM program has been delegated to the Audit Committee. As such, our Corporate Risk Assessor reports directly to the Chair of the Audit Committee as it relates to ERM. The Audit Committee oversees the delegation of specific risk areas among other Board committees, consistent with their corresponding charters and responsibilities. Furthermore, the Audit Committee specifically focuses on financial and enterprise risk exposures, including internal controls and cybersecurity, and discusses with management, the internal auditors, and the independent registered public accounting firm, the Company’s policies with respect to risk assessment and risk management, including the risk of fraud. Appropriate members of management are assigned responsibility for each identified risk which includes monitoring the risk, assessing its potential impact and the Company’s vulnerability, determining its potential speed of onset and developing initiatives to manage the risk. In addition, the Board or Audit Committee is updated at least quarterly on the ERM program.

The Board maintains oversight of the Company’s cybersecurity risk through regular updates from management, including the status of ongoing projects to strengthen our efforts against cybersecurity events. The Audit Committee, specifically, reviews risks relevant to cybersecurity and existing controls in place to mitigate the risk of cybersecurity incidents. Additionally, in conjunction with the Company’s ERM program, management also maintains an information and technology risk management program, which analyzes emerging cybersecurity threats,
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as well as the Company’s plans and strategies to address the related risks.

Each key risk is reviewed at least annually, with many topics reviewed on several occasions throughout the year. We believe that our approach to ERM optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions and approach emerging risks in a proactive manner for the Company. We also believe our risk structure complements our current Board leadership structure, as it allows our independent Directors to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Climate and ESG Risk and Initiatives

Our NCG committee, with considerable focus from our Board, is primarily responsible for oversight of our climate and ESG related risk and mitigation initiatives. In Fiscal 2023, the Board increased its oversight by dedicating more time to these matters in committee and full board meetings with the goal of effectively prioritizing the most relevant matters in the Company’s overall strategy. We undertook an ESG Materiality Assessment that included stakeholder, vendor and customer outreach. Our climate and ESG initiatives are identified by management through our ESG Steering Committee and Sustainability Task Force. The Board of Directors is updated at least quarterly on our ESG and sustainability programs.
We publicly release annual ESG reports and the most recent ESG report is available on our website, hibbett.com. The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated by reference into any of our other filings with the SEC.

Human Capital Management

Our Board provides oversight for human capital management. Management updates the full Board and its committees regularly on succession planning, training programs, benefit programs, and diversity, equity, and inclusion initiatives, among other things. The Board has delegated specific roles in this oversight primarily to the Compensation Committee. The Compensation Committee is responsible for overseeing employee compensation and benefit plans and labor practices, as well as diversity, equity, and inclusion matters.

Consideration of Risk Related to Compensation Programs

Our Compensation Committee is responsible for the oversight of risk associated with the compensation plans of our executive officers. The risk occurs predominately through the award of performance-based incentive compensation. As part of the ERM program, our cash and equity incentive compensation programs are periodically reviewed and assessed for design elements or features that could incentivize employees to incur excessive risk. The ERM program also considers policies in place to mitigate excessive risk taking such as the Company’s recoupment policy, stock ownership guidelines and the establishment of performance metrics and target levels of achievement.

There has been no substantial change to the structure of our compensation programs in the last three fiscal years with the exception of eliminating performance-based equity awards in Fiscal 2021 in response to the economic uncertainties resulting from the COVID-19 pandemic. It has been concluded that our compensation plans would not cause management to act in a manner detrimental to the Company.

Committee Charters

The responsibilities of each of the committees are determined by the Board and are set forth in each committee’s charters which are reviewed annually and posted on our website at hibbett.com.

Communicating with Our Board Members

Our stockholders and other interested parties may communicate directly with our Board of Directors. You may contact any member (or all members), any committee of the Board or any Chair of any such committee by mail. Any
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stockholder or interested party desiring to communicate to our Directors may do so by sending a letter addressed to the person, persons or committee such person wishes to contact, in care of Investor Relations, Hibbett, Inc., 2700 Milan Court, Birmingham, Alabama 35211. The letter should state that the sender is a current stockholder or other interested party. We intend to disclose any future changes to this communication process under the “Investor Relations” heading of our website located at hibbett.com.

All mail received as set forth in the preceding paragraph will be examined by management and/or our general counsel for the purpose of determining whether the contents actually represent messages from stockholders or other interested parties to our Directors. Relevant communications will be promptly distributed to the Board or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as:
•business solicitations or advertisements;
•junk mail or mass mailings;
•new product suggestions, product complaints or product inquiries;
•résumés or other forms of job inquiries; and
•spam or surveys.

We also examine the mailing from the standpoint of security. Any material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any outside Director upon request.

Policies on Business Ethics and Conduct

Our Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) for all our employees, executive officers and Directors. A copy of the Code of Conduct may be viewed at our corporate website, hibbett.com, under the heading “Investor Relations.” The contents of any amendments to the Code of Conduct are also displayed on our website in lieu of filing them on Form 8-K. In addition, a printed copy of our Code of Conduct will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

The Code of Conduct is intended to focus on areas of ethical and material risk and to help us recognize and deal with ethical issues, provide mechanisms to report unethical conduct and foster a culture of honesty, integrity and accountability.

All of our employees, including our Chief Executive Officer and Chief Financial and Principal Accounting Officer, are required by our policies on business conduct to ensure that our business is conducted in a consistent legal and ethical manner. These policies form the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct and the high integrity level of our employees. Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and protection of confidential information and insider trading, as well as strict adherence to all laws and regulations applicable to our business. We offer online courses in business ethics and, from time to time, conduct business ethics seminars in-house.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of our policies and procedures. SOX requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal controls over financial reporting or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting and auditing matters. We have such procedures in place. In addition, we require employees to report to the appropriate internal contacts evidence of any actual, potential or suspected material violation of state or federal law or breach of fiduciary duty by us or any of our executive officers, Directors, employees or agents.

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ENVIRONMENTAL, SOCIAL AND GOVERNANCE INITIATIVES

We recognize the importance of ESG issues and strive to be a responsible corporate citizen by promoting business practices that benefit all of our stakeholders. We have a proud history of over 75 years and look forward to continuing our social initiatives and incorporating sustainability into our future. We are committed to promoting Board and workforce diversity, providing opportunities for advancement and treating all of our employees with dignity and respect. We also aim to reduce our environmental impact through energy efficiency initiatives, sustainable product offerings and a focus on waste reduction.

For more information about our ESG strategy and goals, please visit our website, www.hibbett.com, under Investor Relations. The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated by reference into any of our other filings with the SEC.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director Compensation Table

Annual compensation for non-employee Directors for Fiscal 2023 was comprised of cash and equity compensation. Each of these components and the total compensation amounts of our non-employee Directors for Fiscal 2023 are shown in the following table (in dollars):

Director	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	All Other Compensation(3)	Total
Ramesh Chikkala(4)	$47,692	$75,001	$—	$—	$122,693
Anthony F. Crudele	$145,000	$135,009	$—	$—	$280,009
Pamela Edwards(5)	$22,308	$74,978	$—	$361	$97,647
Karen S. Etzkorn	$70,000	$110,004	$—	$—	$180,004
Terrance G. Finley	$70,000	$—	$154,784	$—	$224,784
Dorlisa K. Flur	$95,000	$110,004	$—	$—	$205,004
James A. Hilt	$70,000	$110,004	$—	$—	$180,004
Linda Hubbard(6)	$—	$169,120	$—	$—	$169,120
Jamere Jackson(7)	$35,000	$110,004	$—	$—	$145,004
Lorna E. Nagler	$95,000	$110,004	$—	$—	$205,004
Alton E. Yother(8)	$33,462	$110,004	$—	$1,829	$145,295

(1) Stock awards represent the annual equity award to Directors for those Directors who chose stock as their form of equity under the Amended and Restated 2012 Non-Employee Director Equity Plan (the “DEP”) and director fees deferred into stock units under the 2015 Director Deferred Compensation Plan (the “Deferred Plan”). Stock awards are valued at their grant date fair value equal to the closing stock price of our common stock on the immediate business day preceding grant.

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(2) Option awards represent the annual equity award to Directors for those Directors who chose stock options as their form of equity under the DEP. Stock options are valued at their grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 – Compensation –Stock Compensation (ASC Topic 718). At January 28, 2023, only Messrs. Finley and Hilt had options outstanding to purchase our common stock as follows:

Director	Options Outstanding	Expiration Dates
Mr. Finley	47,362	3/19/2023 - 3/30/2032
Mr. Hilt	24,823	9/30/2027 - 4/7/2030

During Fiscal 2023, we made an annual grant of stock options to Mr. Finley dated March 30, 2022. A total of 7,212 stock options were granted at an exercise price of $46.22. The fair value of the grant was $21.46, which was estimated on the date of grant using the Black-Scholes pricing model assuming an expected life of 4.59 years, expected volatility of 65.05%, a risk-free interest rate of 2.44% and dividend yield of 2.28%.

See Note 5, “Stock Based Compensation,” to the consolidated financial statements in our Annual Report for additional information regarding the Company’s assumptions concerning expected option life, expected volatility, risk-free interest rate and dividend yield.

(3) All other compensation consists of interest earned on deferred compensation. It does not include the value of occasional gifts of negligible value given to Directors such as athletic-inspired merchandise.

(4) Mr. Chikkala was elected to our Board in May 2022. He received an initial equity grant upon election valued at $75,000, which converted into 1,673 restricted stock units and are subject to a one-year service period. The units will vest on his first anniversary with the Board and will be paid out based upon his deferral election. Awards to new Directors are made one month after attendance of their first Board or Committee meeting, therefore, Mr. Chikkala’s grant date was July 3, 2022.

(5) Ms. Edwards was appointed to our Board in June 2022. She received an initial equity grant upon election valued at $75,000, which converted into 1,469 restricted stock units and are subject to a one-year service period. The units will vest on her first anniversary with the Board and will be paid out based upon her deferral election. Awards to new Directors are made one month after attendance of their first Board or Committee meeting, therefore, Ms. Edward’s grant date was September 23, 2022.

(6) Ms. Hubbard was appointed to our Board in May 2021. In Fiscal 2023, she received a pro-rated annual award value of $75,246 based on her Fiscal 2022 service, which converted to 1,628 shares of our common stock.

In addition, Ms. Hubbard elected to defer all her fees earned for Fiscal 2023 into stock units subject to the provisions of the Deferred Plan. Total fees earned by Ms. Hubbard for Fiscal 2023 were $93,874. Allocations of deferred fees are calculated each calendar quarter. The Fiscal 2023 deferrals for Ms. Hubbard converted into 1,832 stock units that will be paid out under the Deferred Plan based upon her deferral election.

(7) Mr. Jackson retired from our Board in June 2022.

(8) Mr. Yother retired from our Board in May 2022.

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Director Fees Earned or Paid in Cash

Fees earned or paid in cash consist of annual Board fees to all non-employee Directors and annual retainers for our Board Chair and Chairs of our Audit, Compensation and NCG Committees. The Board adopted the following pay structure in Fiscal 2023 for non-management Directors:

Type	Annual Amount	Pay Frequency/Description
Annual Retainer	$70,000	Quarterly - to all non-employee Directors
Board Chair(1)	$75,000	Quarterly - additional annual retainer
Audit Committee Chair	$35,000	Quarterly - additional annual retainer
Compensation Committee Chair	$25,000	Quarterly - additional annual retainer
NCG Committee Chair(2)	$25,000	Quarterly - additional annual retainer

(1) In the event the Board Chair is not an independent Director, the Board will designate a Lead Director who shall be an independent Director. There was no Lead Director in Fiscal 2023.

(2) In the event the Chair of the NCG Committee is not the Board Chair, the Chair of the NCG Committee will receive an additional annual retainer of $25,000. Otherwise, no additional retainer is paid.

Payments to our independent Directors may be paid in cash or may be deferred into stock units, stock options or cash. Fees earned by our independent Directors are in the form of retainers with no per meeting fees. The total fees earned or paid in cash to all independent Directors during Fiscal 2023 are outlined in the following table:

Director	Annual	Chair	Committee Chair	Total Fees Earned	Total Paid in Cash
Mr. Chikkala(1)	$47,692	$—	$—	$47,692	$47,692
Mr. Crudele(2)	$70,000	$75,000	$—	$145,000	$145,000
Ms. Edwards(3)	$44,616	$—	$—	$44,616	$22,308
Ms. Etzkorn(2)	$70,000	$—	$—	$70,000	$70,000
Mr. Finley(2)	$70,000	$—	$—	$70,000	$70,000
Ms. Flur(2)	$70,000	$—	$25,000	$95,000	$95,000
Mr. Hilt(2)	$70,000	$—	$—	$70,000	$70,000
Ms. Hubbard(4)	$70,000	$—	$35,000	$105,000	$—
Mr. Jackson(2)	$35,000	$—	$—	$35,000	$35,000
Ms. Nagler(2)	$70,000	$—	$25,000	$95,000	$95,000
Mr. Yother(2)	$33,462	$—	$—	$33,462	$33,462

(1) Mr. Chikkala was elected to our Board in May 2022.

(2) All Board fees earned were paid in cash.

(3) Ms. Edwards elected to defer receipt of a portion of her Board fees pursuant to the Deferred Plan.

(4) Ms. Hubbard elected to defer all of her Board fees into stock units pursuant to the Deferred Plan.

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Equity Plans for Directors

There were two plans that governed equity awards to non-employee Directors during Fiscal 2023.

DEP. The DEP provides for grants of equity awards to non-employee Directors and was adopted by our stockholders and made effective on May 24, 2012 and subsequently amended and restated effective on May 25, 2022. The expiration date of the DEP is May 25, 2032.

The DEP allows each non-employee Director to elect the form of equity they prefer and to receive their equity on a tax deferred basis. Non-employee Directors receive a fully vested equity award based on the value approved by the Board and the irrevocable elections must be made prior to the beginning of each calendar year. If no choice is made, the equity award will be issued as stock options.

A newly appointed or elected non-employee Director to the Board can elect a form of equity prior to the first Board meeting attended. If no choice is made, the equity award will be issued as stock options based on the value approved by the Board for newly appointed or elected Directors. This initial award is subject to forfeiture if the Director does not complete one year of service on the Board, subject to death, change in control or subsequent Board action.

Each non-employee Director who is elected or appointed to the Board receives an equity award upon election. An annual grant is made to each non-employee Director who has served a full fiscal year, which is pro-rated for Directors who serve less than one full fiscal year. Under the DEP, the stockholder approved maximum value allowed for equity awards to each non-employee Director is $150,000 annually. The Board currently awards below the maximum value allowed. For Fiscal 2023, the value of the award to each tenured Director was $110,000 with the exception of Mr. Crudele whose award value was $135,000 as Board Chair. Ms. Hubbard received a pro-rated award in Fiscal 2023 based on her Fiscal 2022 service. Mr. Chikkala and Ms. Edwards each received an award value of $75,000 for newly appointed/elected Directors in Fiscal 2023.

The annual option grant to non-employee Directors is governed by the DEP. The annual grant to non-employee Directors occurs on the same date as the annual grant of equity awards to management and our other employees. The Compensation Committee has adopted the annual grant date as no earlier than the second business day following the filing of the Company’s annual report on Form 10-K, but no later than the first (1st) Monday in April. Equity forms allowed under the DEP are stock, stock options, stock appreciation rights, restricted stock and restricted stock units.

Deferred Plan. The Deferred Plan was adopted effective July 1, 2015 and allows non-employee Directors an election to defer all or a portion of their fees into a cash deferral account, stock units or stock options annually on a calendar year basis. Any eligible Director may make a deferral by delivering an election to us no later than December 31 of the year immediately preceding the year to which the election is related. Newly elected or appointed eligible Directors have 30 days following the date on which they first became a Director to make an election.

One eligible Director deferred all Board fees earned in Fiscal 2023 and one eligible Director deferred a portion of Board fees earned in Fiscal 2023. For Fiscal 2024, one eligible Director has elected to defer all or a portion of her
Board fees. Deferrals to stock option awards are governed by the DEP.

Cash Deferral. Under the Deferred Plan, on the first day of each calendar quarter, total fees deferred in cash during the immediately preceding quarter are credited to a deferral account. Interest accruals on the deferred balance are calculated each calendar quarter and is based on the 30-year Treasury Bond Rate in effect on the credit date.

Stock Units. Under the Deferred Plan, the election to defer fees into stock units is calculated by taking the total fees deferred each calendar quarter and dividing by the closing price of our common stock on the next to last day of the calendar quarter to determine the number of stock units earned for that period. Stock units earned are governed by the DEP.

Ms. Hubbard elected to defer 100% of her Board fees earned during Fiscal 2023 into stock units. In Fiscal 2023, Ms. Hubbard deferred fees of approximately $94,000, which converted into 1,832 stock units.
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Option Awards. Under the Deferred Plan, the election to defer fees into stock options is calculated by taking the total fees deferred each calendar quarter and dividing by the closing price of our common stock on the next to last day of the calendar quarter times a factor of 0.33 to determine the number of stock options earned for that period. Stock options earned are governed by the DEP.

Options awarded to non-employee Directors vest immediately upon grant and expire on the tenth anniversary of the date of grant. We apply the fair value recognition provisions of ASC Topic 718. The fair value of each stock option is estimated on the grant date using the Black-Scholes option-pricing model. (See Note 5, “Stock Based Compensation,” to the consolidated financial statements in our Annual Report.)
All Other Compensation

We have determined that there was no other compensation paid to Directors for director services in Fiscal 2023 except for the interest earned on Ms. Edwards and Mr. Yother’s deferred compensation. It does not include occasional gifts to Directors, usually in the form of merchandise such as footwear or apparel, which have a negligible market value. Each Director is entitled to reimbursement for his/her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board or its committees and related activities, including director education courses and materials.

Director Compensation Changes for Fiscal 2024

Currently, there are no changes planned for the compensation structure for non-employee Directors for Fiscal 2024. The NCG Committee typically reassesses the Board structure, committee assignments and compensation annually after the Annual Meeting. For Fiscal 2024, the Board adopted the Black-Scholes model for use in calculating the number of shares underlying stock option awards that are designated as a dollar value; prior to such adoption such number was calculated using the closing price of our common stock on the next to last day of the calendar quarter multiplied by a factor of 0.33.
Stock Ownership Requirements for Non-Employee Directors

The Compensation Committee has adopted stock ownership requirements for Directors in an effort to better align personal and corporate incentives of Directors with our stockholders. Within three years of a Director’s election or appointment, non-employee Directors are required to maintain ownership of Company equity in an amount equal to four times (4x) their annual cash retainer. Company equity may be in the form of common stock or common stock equivalents such as options, restricted stock, stock units, etc. Common stock and common stock equivalents are valued based on the closing price of our common stock on the last business day of the fiscal year, and stock options are valued using the Black Scholes method as if the award had been granted on the last day of the fiscal year if the stock options are “in-the-money” as of the last business day of the fiscal year.

Once the ownership requirement threshold is initially achieved, the Director will be granted reasonable, additional time to re-achieve the required stock ownership level if it is determined that the ownership fell below the required level due solely to a price decline of our stock, as opposed to the disposition of Company equity.

As of the fiscal year ended January 28, 2023, all of our non-employee Directors were in compliance with the stock ownership requirements, including Ms. Hubbard, Mr. Chikkala and Ms. Edwards who were elected or appointed, as applicable, to the Board in May 2021, May 2022 and June 2022, respectively, and who have three years from their election or appointment, as applicable, to achieve the required ownership amount.

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COMPENSATION COMMITTEE REPORT

The Compensation Discussion and Analysis (the “CD&A”) included in this Proxy Statement is intended to provide our stockholders with information about our compensation philosophy and to understand our rationale and decision-making process concerning our compensation practices with respect to our NEOs through clearly communicated narratives and tables.

The CD&A should be read in conjunction with the Summary Compensation Table, related tables and narrative disclosures contained within. We have reviewed the CD&A included in this Proxy Statement and discussed it with management. In reliance on such reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis following this report be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023.

Submitted by the members of the Compensation Committee of the Company’s Board of Directors:

Lorna E. Nagler, Chair,
Karen S. Etzkorn, Terrance G. Finley and James A. Hilt

The Compensation Committee report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

Compensation Risk Assessment

As part of our overall business risk assessment, we conduct an assessment of our compensation plans and measures to evaluate whether the plans may cause the Board, executives, managers and/or all employees to act in an undesired manner inconsistent with Company objectives, strategies and ethical standards and with prudent business practices. The Compensation Committee supports the Board’s oversight of risk management by addressing risks inherent in matters under the Compensation Committee’s purview, including executive compensation, incentive plans and succession planning.

We present and discuss the findings of the risk assessment with the Audit Committee on an annual basis. Based upon the assessment and discussions with the Audit Committee, we believe that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer of the Company or any of our subsidiaries. In addition, none of the members of the Compensation Committee has or had any relationship with the Company during Fiscal 2023 that requires disclosure in accordance with the applicable SEC rules relating to compensation committee interlocks and insider participation.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (CD&A)

This Compensation Discussion and Analysis describes our executive compensation program, including a discussion of our compensation objectives and philosophy and the material elements of the program. The discussion is focused on our NEOs for Fiscal 2023, who were:

Named Executive Officer	Title
Michael E. Longo	President and Chief Executive Officer
Robert J. Volke	Senior Vice President and Chief Financial Officer
Jared S. Briskin	Executive Vice President, Merchandising
William G. Quinn	Senior Vice President, Marketing and Digital
Benjamin A. Knighten	Senior Vice President, Store Operations

Fiscal 2023 Compensation Highlights

The primary objectives of our executive compensation program in Fiscal 2023 were to provide compensation that:
•attracts and retains highly qualified executive officers and motivates them to deliver a consistently high level of performance;
•aligns the economic interests of our executive officers with those of our stockholders by placing a portion of their compensation at risk through performance goals that, if achieved, are expected to increase total stockholder return;
•rewards performance that emphasizes teamwork among executive officers, that supports healthy Company growth and that supports the Company’s values by promoting a culture of integrity, business ethics and customer service; and
•rewards execution of short-term and long-term strategic initiatives.

We believe the compensation earned by our NEOs reflect our financial results in Fiscal 2023, particularly their variable or at risk compensation. The performance and pay results are strong indicators that our business strategy and compensation philosophies are appropriately synchronized.

In Fiscal 2023, the Compensation Committee structured the total compensation program for executives to consist of:
•base salary,
•performance-based cash bonus,
•performance-based equity awards,
•service-based equity awards, and
•certain other benefits discussed in more detail later in this document.

Apart from the changes discussed below for Fiscal 2021 as a result of the impacts of the COVID-19 pandemic, our compensation philosophy has been consistently applied by the Compensation Committee for several years. The Compensation Committee believes that a majority of the total compensation opportunity for executives should be variable or at risk with the majority allocated to cash bonuses and equity awards that are contingent on the achievement of predetermined performance measures in order to align compensation with the interests of stockholders. Performance measures for management are based on Company-wide targets, with a greater emphasis for more senior personnel.

Each year, we seek to mitigate compensation-related risk through:
•an annual enterprise-wide risk assessment, which includes compensation;
•a recoupment policy for NEOs and other senior executives covering both cash incentive and equity compensation;
•stock ownership guidelines for all NEOs and Directors;
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•no guaranteed bonuses; and
•an anti-hedging policy applicable to all Directors, executive officers and certain employees.

COVID-19 Impacts to Fiscal 2021 Incentive Compensation and Equity Awards

Our Compensation Committee historically bases the performance-incentive program (including cash incentive and equity) for our executive officers on Company metrics, which over the last several years has been Return on Invested Capital (“ROIC”) and Earnings Before Interest and Taxes (“EBIT”). In Fiscal 2021, in light of the onset of the COVID-19 pandemic, the Compensation Committee decided to award only service-based equity awards to our executive officers. In addition, the Compensation Committee moved away from value-based awards for all team members, including our executive officers in Fiscal 2021.

In considering overall workforce retention and the unknown, immeasurable effects of the pandemic, the Compensation Committee determined it was important to award equity to executive officers and eligible team members recognizing that all were working under unprecedented conditions while protecting against unintended windfalls. The Compensation Committee believes that their decision in Fiscal 2021 to grant equity awards without performance conditions to our executive officers was the right decision for our stockholders and was reflected in the Company’s financial results for Fiscal 2021.

Total Compensation Program Objectives and Philosophy

Individual compensation levels are based on the duties and responsibilities assumed by each NEO, individual performance, tenure and the attainment of Company goals. The Compensation Committee considers compensation levels of comparable executives at peer companies to ensure basic compensation competitiveness but does not benchmark NEO compensation to particular executive compensation percentiles at peer group companies.

Our NEOs are accountable for the performance of the Company and the function they manage and are compensated based on that performance. NEOs are rewarded when defined performance objectives are achieved and value is created for our stockholders. The Compensation Committee has decided to base the majority of performance-based compensation, including equity awards, on the achievement of Company goals, with the exception of any newly-hired executive whose initial bonus and equity are typically based solely on service, particularly if they are appointed later in the fiscal year. The Compensation Committee’s philosophy is that a higher percentage of pay dependent on our performance adds stockholder value by aligning executive compensation with revenue and net income growth.

Long-term compensation for NEOs consists of equity awards such as restricted stock units (“RSUs”). In determining equity awards, the Compensation Committee endeavors to create a balance that reinforces the “pay-for-performance” philosophy while encouraging share ownership and retention. The Compensation Committee has currently opted to award only RSUs in the annual employee award, which includes our NEOs.

Historically, the majority of awards to our NEOs contain performance and service criteria set by the Compensation Committee that must be achieved in order to be earned. The awarding of PSUs is designed to align stockholder and management interests through incentives that encourage the highest level of corporate governance and focus on rewarding our executives for increased Company value and financial results over the long-term, without encouraging excessive or unnecessary risk-taking. The remainder of RSU awards to our NEOs are service-based and vest over a three-year period. The service-based awards encourage share ownership and retention of key employees. The form and composition of equity awards, as well as other elements of compensation, may be adjusted in the future as our compensation philosophy evolves. RSU awards to our employees, excluding our NEOs, are service-based only.

Role of Our Compensation Committee

The Compensation Committee approves all cash and equity-based compensation to our executive officers, including the CEO. Prior to approving such compensation, the Compensation Committee oversees the performance
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evaluations of our CEO and other executive officers. The Compensation Committee reviews the compensation of the CEO in light of his performance evaluation and, following discussions with him where it deems appropriate, establishes his compensation. Our Compensation Committee also administers the Amended and Restated 2015 Equity Incentive Plan (the “2015 Plan”) and approves all equity grants to executive officers.

The Compensation Committee recognizes the importance of maintaining sound principles for the development and administration of compensation and benefit programs and has taken steps to significantly enhance the Compensation Committee’s ability to effectively carry out its responsibilities as well as ensure that we maintain strong links between executive pay and Company performance. The Compensation Committee actively and consistently:
•holds executive sessions without the presence of management;
•reviews and implements a compensation structure for our NEOs;
•considers succession plans and strategies for our NEOs, as well as other key employees; and
•monitors stock ownership of our NEOs.

The Compensation Committee’s Charter reflects these and other responsibilities, and the Compensation Committee and the Board periodically review and revise the Compensation Committee Charter. The NCG Committee recommends the Compensation Committee’s membership.

Role of Executive Officers in Compensation Decisions

For Fiscal 2023, Ms. Nagler, Chair of our Compensation Committee, with Board participation, reviewed the performance of our CEO and evaluated with the Compensation Committee, while Mr. Longo, our CEO and President, reviewed the performance of the other NEOs with the Compensation Committee. Recommendations for base pay, as well as for percent of base pay for bonus and equity awards, were made accordingly with respect to executive compensation for NEOs. The Compensation Committee generally approves the recommendations with minor adjustments. As prescribed in the Company’s Statement of Employee Equity Grant Practices (the “EGP”), the Compensation Committee conducts these reviews within 90 calendar days of the Company’s fiscal year end. The only other role NEOs have in the determination of executive compensation is in the recommendation of the annual Company budget from which performance levels are based for incentive bonuses and performance-based equity awards. The annual Company budget is presented by management to the Audit Committee for review and the full Board for approval.

Role of Compensation Consultants

Throughout Fiscal 2023, the Compensation Committee engaged Compensation Advisory Partners (“CAPs”), an independent compensation consultant to review the competitiveness of our compensation program for executives. The scope of the engagement included an analysis of our executive compensation program, including equity grant practices, against our peers and an analysis of our peer group. CAPs role was limited to consulting on any broad-based plan that does not discriminate in scope, terms or operation in favor of executive officers or directors of the company, and that is available generally to all salaried employees. The Compensation Committee utilizes CAPs’ services on a regular basis to monitor best practices and trends in executive compensation.

After review and consultation with CAPs, the Compensation Committee determined that CAPs is independent, and therefore there is not a conflict of interest resulting from retaining CAPs currently or in Fiscal 2023. In reaching these conclusions, the Compensation Committee considered the factors set forth in the SEC rules and Nasdaq Listing Rules.

Our Company counsel also provides feedback from time to time, particularly on matters related to our equity plans, change of control agreements and severance agreements.

Advisory Vote on Executive Compensation

At our annual meeting in May 2022, we held a stockholder advisory vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote. In our say-on-pay vote, approximately 96.4% of the stockholder votes
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were cast in favor of the say-on-pay resolution. As the Compensation Committee reviewed our compensation practices, it was mindful of the level of support our stockholders had previously expressed for our compensation programs, including our “pay-for-performance” philosophy. The Compensation Committee intends to continue to consider the outcome of future advisory say-on-pay votes, which we hold annually, when making executive compensation decisions.

Peer Groups, Annual Benchmarking and Survey Data

The Compensation Committee evaluates our executive compensation practices and financial performance by reference to a peer group. The peer group is a group of companies which would be considered peers for executive talent purposes and is similar to us in terms of size, industry and/or scope of operations. Due to the limited number of companies directly similar in size, we include companies that are both somewhat smaller and somewhat larger than us, particularly companies from which we could recruit executive talent. With the assistance of CAPs, the Compensation Committee periodically reviews the companies comprising the peer group and revises the group as it deems appropriate to reflect applicable changes within the industry. The Compensation Committee replaced one company comprising the peer group in Fiscal 2023.

For Fiscal 2023, we reviewed our senior executive compensation relative to the peer group with supplemental data from published market surveys provided by CAPs. The Compensation Committee used the reporting provided to evaluate whether the executive compensation levels, including base salary and incentive payouts, were within industry norms and our business strategy. Data from the peer group was supplemented with broad-based compensation survey data to develop a comprehensive view of the competitive market. The Compensation Committee believes that use of this survey data is an important element of our compensation evaluation. Compensation survey data includes companies comparable to us in terms of size and scale from the broader retail industry that influence the competitive market for executive compensation levels.

The following is a list of the companies which were most often used by the Compensation Committee in Fiscal 2023 when evaluating our executive compensation:

Company	Ticker	Company	Ticker
Academy Sports & Outdoors, Inc.	ASO	Genesco, Inc.	GCO
Big 5 Sporting Goods Corp	BGFV	Haverty Furniture Companies Inc.	HVT
Boot Barn Holdings, Inc.	BOOT	Lumber Liquidators Holdings, Inc.	LL
Buckle Inc.	BKE	Marinemax Inc.	HZO
Cato Corp	CATO	Shoe Carnival Inc.	SCVL
Chicos FAS Inc.	CHS	Sportsman’s Warehouse Holdings, Inc.	SPWH
Citi Trends Inc.	CTRN	The Children’s Place, Inc.	PLCE
Express, Inc.	EXPR	Tilly’s, Inc.	TLYS
Five Below, Inc.	FIVE	Zumiez, Inc.	ZUMZ
Foot Locker, Inc.	FL

While the Compensation Committee does not directly benchmark NEO compensation to the comparable executive compensation at these peer companies, it does consider general competitiveness of the total compensation of our NEOs compared to similarly situated executive officers. The Compensation Committee has adopted a philosophy of targeting overall compensation levels that are competitive with market median, while factors such as length of time in the position, performance in the role, overall corporate performance and retention concerns ultimately influence decisions and individual positioning relative to market.

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Compensation Program Principles

Our Compensation Committee uses the following principles to implement our compensation philosophy and achieve our executive compensation program objectives:
•Pay-for-performance. A significant portion of the total compensation of our executive officers is composed of annual and long-term incentive payments that are earned upon achievement of financial results that contribute to total stockholder return.
•Reward long-term growth and sustained profitability. Historically, the majority of equity awards were based on a combination of short-term and long-term financial goals. Beginning in Fiscal 2022, the majority of equity awards are based solely on long-term financial goals. These awards require sustained financial performance to deliver significant value and encourage our executive officers to execute strategic initiatives and deliver continued growth over an extended period of time.
•Share ownership and retention. While the performance-based equity awards also contain a service condition, a portion of equity awards are intended solely to encourage retention and ownership in the Company.
•Standard benefits and limited perquisites. We provide standard employee benefits and very limited perquisites or other forms of compensation to our NEOs. Any perquisites received are generally available to other levels of management and employees. We believe our compensation program provides adequate financial opportunities to our executive officers to the extent that extra benefits and perquisites are not required to attract and retain such executives.

Elements of our Compensation Program for Fiscal 2023

Compensation Element	Objective	Type and Form of Compensation
Base Salary	To provide a minimum, fixed level of cash compensation for executive officers	Not at risk; Annual cash compensation
Stock Unit Awards(1)	To provide a minimum, fixed level of equity compensation for executive officers	Not at risk; Long-term service- based compensation
Short-Term Incentive (Cash Bonus)	To encourage and reward executive officers for achieving annual Company performance goals	At risk; Annual performance compensation
Long-Term Incentive (Equity Awards)(2)	To motivate and retain executive officers and align their interest with stockholders through performance-based RSUs based on long-term financial goals	At risk; Long-term performance compensation
Employee Benefits	To promote health, well-being and financial security of employees, including executive officers	Not at risk; Annual indirect compensation

(1) Prior to Fiscal 2022, stock unit awards to our executives were annual service-based compensation, with a graded vesting provision. Beginning in Fiscal 2022, all service-based awards, including those to our executive officers, have cliff vest provisions only.

(2) The Fiscal 2021 compensation package of our NEOs did not include long-term incentive equity awards as discussed throughout this Proxy Statement. Prior to Fiscal 2021, a portion of long-term incentive equity awards also included performance-based RSUs based on short-term financial goals and long-term service.

Annual Cash Compensation

Base Salary

Base salaries are the foundation of our executive compensation program. They provide a fixed, baseline level of cash compensation based on each executive officer’s position, experience, level of responsibility, individual job performance, contributions to the Company’s corporate performance, job tenure and future performance. Base salary
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levels also impact amounts paid under other elements of our executive compensation program, including short-term incentives and equity awards.

The base salaries for our NEOs in Fiscal 2023, Fiscal 2022 and Fiscal 2021 were:

NEO	Fiscal 2023	Fiscal 2022	Fiscal 2021
Mr. Longo	$850,000	$700,000	$500,000
Mr. Volke	$385,000	$360,000	$335,000
Mr. Briskin(1)	$485,000	$450,386	$380,000
Mr. Quinn	$400,000	$365,000	$345,000
Mr. Knighten(2)	$400,000	N/A	N/A

(1) Mr. Briskin, as Senior Vice President had a base salary of $425,000 in Fiscal 2022. In September 2021, he was promoted to Executive Vice President and his base salary was increased to $485,000. The amount in the table above represents the blended amount of his base salary in Fiscal 2022.

(2) Mr. Knighten was not an NEO in Fiscal 2022 or Fiscal 2021.

Substantial additional earnings opportunities are provided primarily through achievement of Company performance goals that also apply to equity-based awards. We generally set a moderate base pay and combine it with a significant performance component that provides our executives with an incentive-based compensation program consistent with our emphasis on being financially conservative.

In some cases, base salaries fall below the 25th percentile of median base salaries for comparable executives at peer companies due to the Compensation Committee’s philosophy of emphasizing performance-based compensation. The salary levels for our NEOs for the fiscal year ended January 28, 2023, are based upon individual performance and responsibility, as well as the salary levels paid by other similarly situated retail companies from our peer group. Based upon a review of such companies, the base salary levels approved by the Compensation Committee are generally conservative when compared to our peers, because their philosophy is that performance-based pay adds more value to the stockholder.

Short-Term Incentive Compensation (Cash Bonus)

Our cash bonus program is subject to the 2016 Executive Officer Cash Bonus Plan (the “Bonus Plan”) adopted by our stockholders. With the adoption of the Bonus Plan, the Compensation Committee has guidelines by which to structure incentives to executive officers through the use of performance-based compensation. The Bonus Plan allows flexible compensation alternatives within our overall compensation philosophy.

The Bonus Plan is designed to provide short-term incentive compensation to our executives based upon pre-established performance goals for the Company. The Compensation Committee determines the amount of target bonus awards for each executive as a percent of their base salary. Bonus targets emphasize contribution to our success during the year and the performance of those aspects of our business for which each executive has responsibility. See the Summary Compensation Table and narrative discussion below for individual executive officer detail.

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The following table illustrates the NEO’s target bonus as a percent of individual base salaries for Fiscal 2023, Fiscal 2022 and Fiscal 2021 of which the executives earned 0.0%, 200.0% and 200.0% of their target for each year, respectively.

NEO	Position	Fiscal 2023	Fiscal 2022	Fiscal 2021
Mr. Longo	CEO and President	100.0%	100.0%	100.0%
Mr. Volke	Senior Vice President and CFO	70.0%	70.0%	75.0%
Mr. Briskin(1)	Executive Vice President, Merchandising	85.0%	85.0%	75.0%
Mr. Quinn	Senior Vice President, Marketing and Digital	75.0%	70.0%	75.0%
Mr. Knighten(2)	Senior Vice President, Store Operations	75.0%	N/A	N/A

(1) Mr. Briskin, upon promotion as Executive Vice President in September 2021, was given a target bonus of 85% of his base salary, pro-rated for his time as Executive Vice President in Fiscal 2022. As Senior Vice President, his target bonus was 75.0% of his base salary, pro-rated for his time as Senior Vice President in Fiscal 2022.

(2) Mr. Knighten was not and NEO in Fiscal 2022 or Fiscal 2021.

Company performance goals were based on EBIT determined by the annual budget as approved by the Board of Directors for Fiscal 2023, Fiscal 2022 and Fiscal 2021 and adjusted as described below. Each bonus was contingent solely upon Company performance. The annual cash bonus represents the Compensation Committee’s “pay-for-performance” philosophy. If the EBIT target that is established is exceeded, then the NEO earns more, up to 200.0% of the target bonus; if we fall short of our EBIT target, then the NEO earns less or nothing at all. This tiered structure is applied to all our NEOs and also to the overall employee cash bonus portion that is contingent on the EBIT goal.

For Fiscal 2023, Fiscal 2022 and Fiscal 2021, each executive’s (and employee’s) earned percentage of his or her Company performance bonus depended on the Company’s actual performance in relation to the Company’s EBIT goal as summarized in the following table:

% of Company Performance Goal Attained	Portion of NEO’s Company Performance Bonus Deemed Earned
Below 90.0%	0.0%
90.0%	50.0%
95.0%	75.0%
100.0%	100.0%
105.0%	125.0%
110.0%	150.0%
115.0%	175.0%
120.0% or above	200.0%

The following table sets forth the EBIT goal for each year and the level achieved and paid out to our eligible NEOs (and employees in our bonus pool) based on that achievement for Fiscal 2023, Fiscal 2022 and Fiscal 2021:

Fiscal Year	EBIT Goal	EBIT Achieved	% of Goal Achieved	% of Payout
Fiscal 2023	$188.1 million	$168.4 million	89.5%	0.0%
Fiscal 2022	$127.0 million	$228.2 million	179.7%	200.0%
Fiscal 2021	$60.6 million	$141.4 million	233.3%	200.0%
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The Compensation Committee strives to set goals that motivate our executive officers to improve performance over previous years, without encouraging excessive risk taking, while taking into consideration long-term strategic initiatives that may impact year-over-year comparability. Calculation of the Company performance bonus earned by each NEO is based on the final audited consolidated financial statements and, if applicable, is usually paid out in March of the following year.

The Compensation Committee reserves the right to make adjustments to incentive bonuses. No adjustments were made to incentive bonuses in Fiscal 2023 or Fiscal 2022.

In Fiscal 2021, the Compensation Committee excluded costs of $43.1 million associated with the acquisition and integration of City Gear and expenses attributable to the COVID-19 pandemic when determining the level of achievement for the EBIT goal for Fiscal 2021. Even without consideration of costs excluded, the EBIT achieved for Fiscal 2021 was $98.4 million, which would have yielded the same payout.

In Fiscal 2021, the Compensation Committee determined that the adjustments were reasonable based primarily on the fact these transactions were not included in the projections at the time the Board was adopting the performance measurements and/or management’s ability or inability to control the financial impacts of the transactions. Any modifications are carefully considered by the Compensation Committee and applied to special circumstances, such as Fiscal 2021 above, that warrant the modification. There were no individual performance goals set for our NEOs for Fiscal 2023, Fiscal 2022 and Fiscal 2021.

Annual Long-Term Incentive Compensation (Equity Awards)

Equity Award Practices

The Compensation Committee determines the amount of target equity awards for each executive as a percent of their base salary. Through the 2015 Plan, the Compensation Committee has a wide range of award-based incentive alternatives to offer our NEOs. Equity award types, including stock options, stock appreciation rights, PSUs and RSUs, may be granted at the discretion of the Compensation Committee. Awards of equity-based compensation to our executive officers complement cash incentives and encourage an ownership stake in our Company to align the interest of our NEOs and our stockholders.

With the exception of new hire grants to executive officers, the Compensation Committee primarily grants a mix of PSUs and RSUs to our NEOs as part of their annual compensation package, up to the limits allowed in the 2015 Plan at the time of grant. PSUs are believed to strengthen the longer-term pay-for-performance alignment of the Company’s compensation program. RSUs are believed to strengthen retention motivation and overall stock ownership in the Company.

The Compensation Committee’s equity award policy is designed to facilitate the establishment of appropriate processes, procedures and controls in connection with the administration of our equity-based incentive plans. The Compensation Committee’s policy sets the annual grant date for management and employee equity awards as no earlier than the second business day following the filing of the Company’s annual report on Form 10-K but no later than the first (1st) Monday of April each year. However, they do have the discretion to set the annual grant date outside these dates if circumstances warrant such as it did in Fiscal 2021 where the grant date was set as April 7, 2020. The Compensation Committee utilized this extra time to give thoughtful and judicious consideration for temporary changes to the executive compensation structure in light of any unanticipated impacts of the COVID-19 pandemic and its potential effects, both business and personal, on the leadership team while navigating unforeseen challenges.

Stock Awards

As part of the annual equity award, the Compensation Committee has adopted an equity structure that bases the equity award on a dollar value which is consistent across defined positions.
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In Fiscal 2023 and Fiscal 2022, the Compensation Committee awarded 60% of the dollar amount of the NEO’s equity award in the form of PSUs and 40% in the form of RSUs. These awards were awarded based on the closing market price of our common stock on the date preceding the date of grant or $46.22 and $76.04, respectively.

In Fiscal 2021, the Compensation Committee awarded only RSUs to all employees, including our NEOs, as a result of the uncertainty in the market related to the COVID-19 pandemic. In addition, the shares awarded to our NEOs and employees were not based on a value as a percent to base salary.

Awards granted to our NEOs reflect our desire to provide incentives to these individuals that encourage our growth and long-term success as a Company.

Employee RSUs:
•are granted under the provisions of the 2015 Plan;
•are based on a value determined individually by management;
•are based on the closing market price of our common stock on the date preceding the date of grant; and
•have a service period of three years.

The following table reflects the target PSU awards granted to our NEOs in office at the time of the annual grant and the percentage of base salary that the PSU award was based on for Fiscal 2023, Fiscal 2022 and Fiscal 2021:

	Fiscal 2023		Fiscal 2022		Fiscal 2021(1)
NEO	Target # of PSUs	% of Base Salary	Target # of PSUs	% of Base Salary	Target # of PSUs	% of Base Salary
Mr. Longo	15,578	84.7%	7,890	85.7%	—	0.0%
Mr. Volke	3,894	46.8%	2,368	50.0%	—	0.0%
Mr. Briskin	5,842	55.7%	2,762	49.4%	—	0.0%
Mr. Quinn	4,544	52.5%	2,368	49.3%	—	0.0%
Mr. Knighten(2)	4,544	52.5%	N/A	N/A	N/A	N/A

(1) PSUs were not awarded to our NEOs in Fiscal 2021.

(2) Mr. Knighten was not an NEO in Fiscal 2022 or Fiscal 2021.

For the Fiscal 2023 and Fiscal 2022 annual awards, half of the PSU award to our NEOs established by the Compensation Committee was a performance goal established on a three-year achievement based on ROIC. The other half of the PSU award was a performance goal established on a three-year achievement based on cumulative EBIT. Both awards vest in three years, if achieved.

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In Fiscal 2023 and Fiscal 2022, our NEOs were also awarded an RSU award with cliff vesting after three years as part of the annual award. In Fiscal 2021, our NEOs were awarded an RSU award with graded vesting over three years as part of the annual award. In Fiscal 2023 and Fiscal 2022, this was in addition to the PSU award. The number of RSUs awarded and the percentage of base salary for the RSU award to each NEO was:

	Fiscal 2023		Fiscal 2022		Fiscal 2021(1)
NEO	RSUs Awarded	% of Base Salary	RSUs Awarded	% of Base Salary	RSUs Awarded	% of Base Salary
Mr. Longo	10,385	56.5%	5,260	57.1%	35,000	86.1%
Mr. Volke	2,596	31.2%	1,578	33.3%	24,000	90.1%
Mr. Briskin	3,894	37.1%	1,841	32.9%	24,000	77.7%
Mr. Quinn	3,029	35.0%	1,578	32.9%	12,500	44.6%
Mr. Knighten(2)	3,029	35.0%	N/A	N/A	N/A	N/A

(1) The Compensation Committee did not award RSUs based on a percentage of base salary for Fiscal 2021. In each instance, based on the fair market value of our stock on the date of grant, the RSUs awarded were less than what would have been awarded if based on the historical percentage of 100% of base salary for the CEO and 75% of base salary for all other NEOs. Mr. Volke was appointed as our CFO after the annual award date. If he had been awarded on the same date, the percentage of base salary would have been 88.1%.

(2) Mr. Knighten was not an NEO in Fiscal 2022 or Fiscal 2021.

The following tables set forth the ROIC and cumulative EBIT goals set for each year and the level achieved and earned by our applicable NEOs based on that achievement. Because no performance goals were set for Fiscal 2021 as it related to equity, only Fiscal 2023 and Fiscal 2022 are presented.

Fiscal Year	Year(s)	ROIC Goal Set	Goal Achieved	% of Equity Earned
Fiscal 2023	F2023 - F2026	11.5%	undetermined	undetermined
Fiscal 2022	F2022 - F2024	10.1%	undetermined	undetermined

Fiscal Year	Cumulative Years	Cumulative EBIT Goal	Cumulative EBIT Achieved	% of Equity Earned
Fiscal 2023	F2023 - F2025	$615.0 million	undetermined	undetermined
Fiscal 2022	F2022 - F2024	$404.0 million	undetermined	undetermined

The level of achievement of the three-year ROIC goals and three-year cumulative EBIT goals for Fiscal 2023 and Fiscal 2022 have not been determined. The three-year ROIC goals for Fiscal 2023 and Fiscal 2022 will be measured over the three-year period, whereas the three-year EBIT goals will be based on the cumulative EBIT total over three fiscal years.

Timing of Equity Awards

We grant equity awards to eligible employees generally on three occasions: annually, upon hire (for certain senior positions) and occasional special one-time grants to executive management upon approval by the Compensation Committee. The fair value of awards is based on the closing price of our common stock on the business day immediately preceding the date of grant.

In Fiscal 2023, Fiscal 2022 and Fiscal 2021, we granted all annual employee equity awards, including our executives, on the same day, with the exception of Mr. Volke whose Fiscal 2021 grant was awarded on April 13,
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2020 when he was appointed as our CFO. Under the EGP adopted by the Compensation Committee, the grant date for annual awards to executives and employees is defined as no earlier than the second business day following the filing of our annual report on Form 10-K, but no later than the first (1st) Monday of April, although the Compensation Committee has discretion to award outside these dates and did so for the Fiscal 2021 awards as described above.

Any grants to newly hired executives are typically made on the first day of the fiscal quarter after hire. Special purpose grants are effective as of the Friday following the Compensation Committee’s formal approval. The Compensation Committee reserves the right to modify this practice if circumstances warrant. No award will be deemed made until all material terms, including the type of award, number of shares, grant date and the identification of each grantee, is determined with finality without the benefit of hindsight. The award date for all Fiscal 2024 awards is set for March 31, 2023.

Employment and Retention Agreements

Employment Agreement

Mr. Longo entered into an employment agreement in connection with his appointment as President and CEO of the Company, effective December 16, 2019 (the “Employment Agreement”), which provided, among other things, for an initial base salary and the opportunity to participate in the Company’s Bonus Plan and the 2015 Plan. Mr. Longo’s employment is at will and his services may be terminated by Hibbett at any time subject to applicable notice requirements. In the event of termination of his employment other than by reason of death or disability, Mr. Longo is entitled to certain severance payments that vary according to whether the termination is with or without “cause” or “good reason,” as such terms are defined in the Employment Agreement.

Severance and Change in Control Payments

The Compensation Committee has adopted a Change in Control Severance Agreement (the “Severance Agreement”) for our NEOs, other than Mr. Longo, whose change in control and severance protections are contained in his Employment Agreement as well as a standalone change in control severance agreement (the “Longo Severance Agreement”). For a discussion of these severance arrangements, please see the discussion below under in the subsection entitled “Potential Payments upon Termination or Change in Control.”

Perquisites and Other Benefits

The Compensation Committee’s philosophy is that NEOs should not be treated differently from the general employee population in the design of their benefits, other than one-time or special benefits provided under broader programs, such as relocation. The Company’s overall viewpoint is to offer a compensation package that emphasizes long-term contribution and stability rather than extra benefits, particularly benefits not available to our employees, in general. The NEOs receive the same medical, dental, vision, disability, employee discount, flexible spending options and 401(k) benefits as the broader employee population who qualify. The perquisites provided to eligible NEOs are also available to other employees, where applicable, and include:

Paid holidays and paid time off (“PTO”). We currently allow 8 paid holidays. Based on years of service, our full-time employees can earn up to 28 days of PTO per year. In addition, up to 40 hours of unused PTO can be rolled over into the subsequent year. Mr. Briskin is the only NEO currently eligible for the maximum PTO per year.

Discount on the Company’s common stock through the Hibbett, Inc. Employee Stock Purchase Plan (the “ESPP”). All employees, including our NEOs, who have been employed with the Company over one year and work an average of twenty hours per week, qualify for participation in our ESPP. The ESPP permits employees to purchase our common stock each calendar quarter at a discount of 15.0% off the closing price of the lower of the first day of the calendar quarter or the last day of the calendar quarter. Currently, all our NEOs, with the exception of Mr. Quinn, participate in the ESPP.

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Company-paid life insurance. The Company provides life insurance coverage equal to two times the annual base salary of all full-time employees up to $500,000 with further reductions once an employee reaches age 65 and 70.

Deferred Contribution Benefit Plans. The Hibbett, Inc. 401(k) Plan (the “401(k) Plan”) is our tax-qualified retirement plan where our employees, including our NEOs, are able to make contributions from their cash compensation either pre-tax through various investment options or post-tax through a ROTH option. We make matching contributions for all participants equal to 100% of the first 3% of eligible compensation and 50% of the next 3% of eligible compensation for a total possible match of 75% of the first 6% of eligible compensation. All of our NEOs participate in the 401(k) Plan. The Internal Revenue Code limits the amount of compensation that can be deferred under the 401(k) Plan.

We maintain a non-qualified Supplemental 401(k) Plan (the “Supplemental Plan”) but no longer offer it to our executive officers or other highly compensated employees. Under the Supplemental Plan, our executive officers and other highly compensated employees had the opportunity to defer their compensation, including amounts in excess of the tax law limit. Balances in the Supplemental Plan are unsecured and at risk, meaning the balances may be forfeited in the event of the Company’s financial distress such as bankruptcy. Though not offered currently, the Compensation Committee can reinstate the plan at its discretion and if it did so, all our applicable NEOs would be eligible to participate.

Employee Discounts. The Company currently offers employee discounts to all team members, including our Directors and NEOs, for merchandise bought at our retail stores and on our website.

See the Summary Compensation Table and related disclosures for more details on specific perquisites applicable to each NEO.

Stock Ownership Requirements

The Compensation Committee has adopted stock ownership requirements for our NEOs. Within three years of any executive officer’s hire date or promotion to a covered office, whichever is later, ownership in the Company’s stock must be maintained in the amounts adopted. In Fiscal 2022, the Compensation Committee increased the stock ownership required of our NEOs as follows:

	Beginning Fiscal 2022	Before Fiscal 2022
Office Held	Stock Ownership Requirement	Stock Ownership Requirement
Chief Executive Officer, President	Six (6) times base salary	Three (3) times base salary
Executive Vice President	Three (3) times base salary	N/A
Senior Vice President	Two (2) times base salary	One (1) time base salary

Company stock may be in the form of common stock or common stock equivalents such as options, restricted stock, restricted stock units, etc. Once the ownership requirement is initially achieved, should the executive’s ownership fall below the required level due solely to a price decline in the share price, as opposed to selling of Company stock, the executive is granted reasonable, additional time to regain the required stock ownership level. In verifying the above ownership requirements are achieved, common stock and common stock equivalents are valued based on the closing price of our common stock on the last business day of the fiscal year, and stock options are valued using the Black Scholes method as if the award had been granted on the last day of the fiscal year. Performance-based units are not considered until earned. As of our fiscal year ended January 28, 2023, all our NEOs had met their stock ownership requirements.

Prohibition on Hedging and Pledging

We have a policy prohibiting our Directors and employees (including officers) from engaging in hedging, holding securities in a margin account, and otherwise pledging the Company’s securities. None of our directors, executive
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officers or employees is engaged in hedging or pledging arrangements related to the Company’s securities.

Trading in Hibbett, Inc. Stock Derivatives

It is our policy that our employees, including our NEOs, and Directors may not purchase or sell options on our stock, nor engage in short sales with respect to our common stock. Also trading by our employees, including our NEOs and Directors, in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our stock is strictly prohibited.

Financial Restatement and Recoupment

The Board has adopted a Recoupment Policy within its Corporate Governance Guidelines which allows the Board, at its discretion, to seek reimbursement of performance-based compensation, including performance-based equity compensation, from any senior executive, including our NEOs, who has engaged in fraud, willful misconduct, recklessness or gross negligence that has caused or otherwise significantly contributed to the need for a material restatement of the Company’s financial statements. Bonuses and PSUs are based on achieved financial targets and are determined based on our audited consolidated financial statements.

Our Compensation Committee monitors regulatory developments with respect to applicable executive compensation recovery policies required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and it expects to implement such changes to the Company’s current recovery policies as are necessary to comply with the final SEC clawback rule adopted in October 2022 and applicable Nasdaq listing standards, and any other applicable regulatory guidance.

The Compensation Committee has the discretion to reduce the amount of performance-based compensation payable to our executives and has done so most recently in Fiscal 2016. A copy of our Corporate Governance Guidelines is available at hibbett.com under “Investor Relations.”

Annual Compensation of Named Executive Officers

The following table reports amounts paid during Fiscal 2023, Fiscal 2022 and Fiscal 2021 to our NEOs, including equity awards that were granted during the year and other benefits that accrued during the fiscal year.

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Summary Compensation Table
For Fiscal 2023, Fiscal 2022 and Fiscal 2021
(In dollars)

Name and Principal Position	Fiscal Year(1)	Salary	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	TOTAL
Michael E. Longo	2023	$850,000	$1,200,010	$0	$14,415	$2,064,425
Chief Executive Officer	2022	$700,000	$999,926	$1,400,000	$13,050	$3,112,976
and President	2021	$500,000	$430,500	$1,000,000	$12,825	$1,943,325
Robert J. Volke	2023	$385,000	$299,968	$0	$13,725	$698,693
Chief Financial Officer and	2022	$360,000	$300,054	$504,000	$13,050	$1,177,104
Senior Vice President	2021	$335,000	$301,920	$502,500	$75,113	$1,214,533
Jared S. Briskin(5)	2023	$485,000	$449,998	$0	$14,415	$949,413
Executive Vice President,	2022	$450,386	$350,012	$716,615	$13,050	$1,530,063
Merchandising	2021	$380,000	$295,200	$570,000	$12,825	$1,258,025
William G. Quinn	2023	$400,000	$350,024	$0	$14,415	$764,439
Senior Vice President,	2022	$365,000	$300,054	$511,000	$13,050	$1,189,104
Marketing and Digital	2021	$345,000	$153,750	$517,500	$12,825	$1,029,075
Benjamin A. Knighten(6)	2023	$400,000	$350,024	$0	$14,415	$764,439
Senior Vice President,
Store Operations

(1) The Company’s fiscal year ends on the Saturday nearest to January 31 of each year.

(2) The values set forth in this column reflect service-based and/or performance-based RSUs granted to our NEOs. The valuation method, in accordance with ASC Topic 718, is based on the closing price of our common stock on the date immediately preceding grant, without considering an estimate for forfeitures. The values in the table represent the target number of awards established for each NEO.

PSUs awarded by our Compensation Committee in Fiscal 2023 and Fiscal 2022 to our NEOs could be earned at less or more than the target award depending on the level of performance achieved. The awards could also be forfeited upon failure to achieve the minimum performance target. The following table sets forth the aggregate grant date fair value for the PSUs awarded to our NEOs, assuming the highest level of performance conditions were achieved:

NEO	Fiscal 2023	Fiscal 2022
Mr. Longo	$1,440,030	$1,199,911
Mr. Volke	$359,961	$360,125
Mr. Briskin	$540,034	$420,045
Mr. Quinn	$420,047	$360,125
Mr. Knighten	$420,047	$360,125

The levels of achievement for Fiscal 2023 and Fiscal 2022 performance-based awards earned cannot be determined until the three-year measurement period is complete. The Compensation Committee did not award performance-based awards in Fiscal 2021 in response to the uncertainty surrounding the COVID-19 pandemic as described earlier.

(3) Non-Equity Incentive Plan Compensation is defined as compensation earned (whether paid during the period or
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not) based on the achievement of performance criteria that is substantially uncertain at the time it is established and communicated to the executive.

Our executive cash bonuses are based on performance criterion established by the Compensation Committee which typically requires an improvement on ratios and earnings from the prior year, with consideration in the past few years for significant strategic investments around our omni-channel initiatives, the acquisition of City Gear and impacts of the COVID-19 pandemic. None of our performance criterion are based on the price of our common stock. The targeted bonus potential for Fiscal 2023, Fiscal 2022 and Fiscal 2021 was communicated to each executive officer following the March 2022, March 2021 and March 2020 meetings of the Compensation Committee, respectively.

In Fiscal 2022, Mr. Briskin’s earned bonus was pro-rated based on his targets as Executive Vice President and Senior Vice President.

(4) Other compensation is historically made up of the incremental cost to us of benefits and other perquisites. For Fiscal 2023, Fiscal 2022 and Fiscal 2021, other compensation included the match under the Company’s 401(k) Plan for each NEO participating in the 401(k) Plan of $13,725, $13,050 and $12,825, respectively. In Fiscal 2021, Mr. Volke’s consisted of relocation incentives. Fiscal 2023 also included a telephone allowance of $690 for all our NEOs except Mr. Volke.

(5) Mr. Briskin, as Senior Vice President had a base salary of $425,000 in Fiscal 2022. In September 2021, he was promoted to Executive Vice President and his base salary was increased to $485,000. The amount in the table above represents the blended amount of his base salary in Fiscal 2022.

(6) Mr. Knighten was not an NEO in Fiscal 2022 or Fiscal 2021.

Michael E. Longo
Michael E. Longo, age 61, joined the Company as our Chief Executive Officer and President in December 2019. Formerly, he served as Chief Executive Officer for City Gear, LLC from October 2006 to November 2018, where he oversaw the successful acquisition of the company in 2018 by Hibbett. Prior to City Gear, he worked in positions of increasing responsibility and leadership with AutoZone, Inc. starting as a Vice President of Supply Chain in 1996 to Executive Vice President of Supply Chain, IT, Development, Mexico in 2005. Mr. Longo holds a Bachelor of Science degree in Engineering from the United States Military Academy and an MBA from Harvard University.

The following table represents the compensation package awarded to Mr. Longo in each of the years presented, regardless of whether ultimately achieved or obtained:

	Fiscal 2023		Fiscal 2022		Fiscal 2021
Salary Component	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary
Base Salary	$850,000		$700,000		$500,000
Company Bonus Target(1)	850,000	100.0%	700,000	100.0%	500,000	100.0%
TOTAL Cash Compensation Potential	$1,700,000	200.0%	$1,400,000	200.0%	$1,000,000	200.0%

Restricted Stock Units(2)	25,963		13,150		35,000

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(1) See “Bonus and Non-Equity Incentive Plan Compensation” for a complete discussion of the Company’s bonus compensation program. The bonuses for Mr. Longo were based on the Company’s EBIT achievements in Fiscal 2023, Fiscal 2022 and Fiscal 2021.

The actual bonus earned by Mr. Longo in each of these years based on the Company’s achievement of its EBIT goal was:

Fiscal Year	Bonus Earned	% to Base Salary
Fiscal 2023	$0	0.0%
Fiscal 2022	$1,400,000	200.0%
Fiscal 2021	$1,000,000	200.0%

The bonus earned by Mr. Longo in Fiscal 2022 was capped at $1.0 million under the provisions of the Bonus Plan in effect at the time. However, at the 2022 Annual Stockholders Meeting, our stockholders approved an amendment to the Bonus Plan to increase the amount of an incentive bonus payable to an eligible executive officer from $1.0 million during any fiscal year to an amount not to exceed two times (2x) the target incentive bonus percentage multiplied by an eligible executive’s base salary during any fiscal year. Upon approval of the Bonus Plan amendment, we awarded the remaining $400,000 of bonus earned to Mr. Longo under the Bonus Plan.

(2) See “Equity Awards” for a complete discussion on equity awards to our NEOs. In Fiscal 2023 and Fiscal 2022, 60% of equity awards to our NEOs were performance-based awards and the remaining 40% were service based awards that vest on the third anniversary from the date of grant. In Fiscal 2021, all equity awards were service-based RSUs in response to the COVID-19 pandemic which vest equally over three years.

PSUs are earned by achieving the performance goals determined by the Compensation Committee. For Fiscal 2023 and Fiscal 2022, the PSU award was based on two long-term goals, ROIC and EBIT measured over three years. All PSU awards granted could be forfeited if a minimum goal is not attained or be earned up to 200% if a maximum goal is attained.

The table below illustrates the total PSUs awarded to Mr. Longo and the rate of achievement of the stated goals in Fiscal 2023 and Fiscal 2022:

Fiscal Year	Total PSUs Awarded	PSUs Subject to ROIC Goal	ROIC Achievement Rate	PSUs Subject to EBIT Goal	EBIT Achievement Rate
Fiscal 2023	15,578	7,789	undetermined	7,789	undetermined
Fiscal 2022	7,890	3,945	undetermined	3,945	undetermined

In Fiscal 2021, no performance-based awards were given. The outstanding PSUs in Fiscal 2023 and Fiscal 2022 are contingent on the achievement of three-year ROIC goals and a three-year cumulative EBIT goals in each year. PSUs have cliff vesting provisions of three years from date of grant if achieved.

Other Compensation. Other compensation earned by Mr. Longo in Fiscal 2023, Fiscal 2022 and Fiscal 2021 consists of the match under the Company’s 401(k) Plan. Fiscal 2023 also included a small amount for telephone reimbursement. See Perquisites and Other Benefits.

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Robert J. Volke
Robert J. Volke, age 59, joined the Company as the Senior Vice President of Accounting and Finance in April 2020 and was named our Chief Financial Officer shortly thereafter. Formerly, he served as Interim Chief Financial Officer of Fleet Farm LLC (“Fleet Farm”), a position he held since March 2020, and as its Vice President, Accounting and Corporate Controller from August 2018 to February 2020. Prior to his service at Fleet Farm, Mr. Volke held various positions of increasing responsibility and leadership with Tractor Supply Company (Nasdaq: TSCO) from May 2007 to August 2018, most recently as its Vice President and Controller from March 2017 to August 2018. Mr. Volke earned his Bachelor Science in Accounting from Indiana University.

The following table represents the compensation package awarded to Mr. Volke in Fiscal 2023 and Fiscal 2022, regardless of whether ultimately achieved or obtained:

	Fiscal 2023		Fiscal 2022		Fiscal 2021
Salary Component	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary
Base Salary	$385,000		$360,000		$335,000
Company Bonus Target(1)	269,500	70.0%	252,000	70.0%	251,250	75.0%
TOTAL Cash Compensation Potential	$654,500	170.0%	$612,000	170.0%	$586,250	175.0%

Restricted Stock Units(2)	6,490		3,946		24,000

(1) See “Bonus and Non-Equity Incentive Plan Compensation” for a complete discussion of the Company’s bonus compensation program. The bonuses for Mr. Volke were based on the Company’s EBIT achievements in Fiscal 2023, Fiscal 2022 and Fiscal 2021.

The actual bonus earned by Mr. Volke in each of these years based on the Company’s achievement of its EBIT goal was:

Fiscal Year	Bonus Earned	% to Base Salary
Fiscal 2023	$0	0.0%
Fiscal 2022	$504,000	140.0%
Fiscal 2021	$502,500	150.0%

(2) See “Equity Awards” for a complete discussion on equity awards to our NEOs. In Fiscal 2023 and Fiscal 2022, 60% of equity awards to our NEOs were performance-based awards and the remaining 40% were service based awards that vest on the third anniversary from the date of grant. In Fiscal 2021, all equity awards were service-based RSUs in response to the COVID-19 pandemic which vest equally over three years.

PSUs are earned by achieving the performance goals determined by the Compensation Committee. For Fiscal 2023 and Fiscal 2022, the PSU award was based on two long-term goals, ROIC and EBIT measured over three years. All PSU awards granted could be forfeited if a minimum goal is not attained or be earned up to 200% if a maximum goal is attained.

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The table below illustrates the total PSUs awarded to Mr. Volke and the rate of achievement of the stated goals in Fiscal 2023 and Fiscal 2022:

Fiscal Year	Total PSUs Awarded	PSUs Subject to ROIC Goal	ROIC Achievement Rate	PSUs Subject to EBIT Goal	EBIT Achievement Rate
Fiscal 2023	3,894	1,947	undetermined	1,947	undetermined
Fiscal 2022	2,368	1,184	undetermined	1,184	undetermined

In Fiscal 2021, no performance-based awards were given. The outstanding PSUs in Fiscal 2023 and Fiscal 2022 are contingent on the achievement of three-year ROIC goals and a three-year cumulative EBIT goals in each year. PSUs have cliff vesting provisions of three years from date of grant if achieved.

Other Compensation. Other compensation earned by Mr. Volke in Fiscal 2023, Fiscal 2022 and Fiscal 2021 consists of the match under the Company’s 401(k) Plan. See Perquisites and Other Benefits.

Jared S. Briskin
Jared S. Briskin, age 50, was appointed our Executive Vice President of Merchandising in September 2021. Previously, he served as Senior Vice President and Chief Merchant from September 2014 through September 2021. He has served in roles of increasing responsibility and leadership in various merchandising positions across multiple categories since joining the Company in April 1998, including Vice President/Divisional Merchandise Manager of Footwear and Equipment from March 2010 through September 2014 and Vice President/Divisional Merchandise Manager of Apparel and Equipment from June 2004 through March 2010.

The following table represents the compensation package awarded to Mr. Briskin in each of the years presented, regardless of whether ultimately achieved or obtained:

	Fiscal 2023		Fiscal 2022		Fiscal 2021
Salary Component	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary
Base Salary(1)	$485,000		$450,386		$380,000
Company Bonus Target(2)	412,250	85.0%	332,835	73.9%	285,000	75.0%
TOTAL Cash Compensation Potential	$897,250	185.0%	$783,221	173.9%	$665,000	175.0%

Restricted Stock Units(3)	9,736		4,603		24,000

(1) In Fiscal 2022, the base salary represents the pro-rata amount based on his service as Executive Vice President and Senior Vice President.

(2) See “Bonus and Non-Equity Incentive Plan Compensation” for a complete discussion of the Company’s bonus compensation program. The Company bonuses for Mr. Briskin were based on the Company’s EBIT achievements in Fiscal 2023, Fiscal 2022 and Fiscal 2021.

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The actual Company bonus earned by Mr. Briskin in each of these years based on the Company’s achievement of its EBIT goal was:

Fiscal Year	Bonus Earned	% to Base Salary
Fiscal 2023	$0	0.0%
Fiscal 2022	$716,615	159.1%
Fiscal 2021	$570,000	150.0%

The Fiscal 2022 bonus earned represents the pro-rata amount based on his service as Executive Vice President and Senior Vice President.

(3) See “Equity Awards” for a complete discussion on equity awards to our NEOs. In Fiscal 2023 and Fiscal 2022, 60% of equity awards to our NEOs were performance-based awards and the remaining 40% were service based awards that vest on the third anniversary from the date of grant. In Fiscal 2021, all equity awards were service-based RSUs in response to the COVID-19 pandemic which vest equally over three years.

PSUs are earned by achieving the performance goals determined by the Compensation Committee. For Fiscal 2023 and Fiscal 2022, the PSU award was based on two long-term goals, ROIC and EBIT measured over three years. All PSU awards granted could be forfeited if a minimum goal is not attained or be earned up to 200% if a maximum goal is attained.

The table below illustrates the total PSUs awarded to Mr. Briskin and the rate of achievement of the stated goals in Fiscal 2023 and Fiscal 2022:

Fiscal Year	Total PSUs Awarded	PSUs Subject to ROIC Goal	ROIC Achievement Rate	PSUs Subject to EBIT Goal	EBIT Achievement Rate
Fiscal 2023	5,842	2,921	undetermined	2,921	undetermined
Fiscal 2022	2,762	1,381	undetermined	1,381	undetermined

In Fiscal 2021, no performance-based awards were given. The outstanding PSUs in Fiscal 2023 and Fiscal 2022 are contingent on the achievement of three-year ROIC goals and a three-year cumulative EBIT goals in each year. PSUs have cliff vesting provisions of three years from date of grant if achieved.

Other Compensation. Other compensation earned by Mr. Briskin in Fiscal 2023, Fiscal 2022 and Fiscal 2021 consists of the match under the Company’s 401(k) Plan. Fiscal 2023 also included a small amount for telephone reimbursement. See Perquisites and Other Benefits.

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William G. Quinn

William G. Quinn, age 47, was appointed our Senior Vice President of Marketing and Digital in April 2019. He joined the Company in February 2016 as our Vice President of Digital Commerce. Prior to joining the Company, he served as Vice President, Digital for David’s Bridal and as Executive Vice President, Chief Marketing Officer for 24 Hour Fitness. Mr. Quinn earned his Bachelor of Arts degree at Vanderbilt University, his MBA at Duke University and also holds a Certificate of Web Design from Temple University.

The following table represents the compensation package awarded to Mr. Quinn in Fiscal 2023, Fiscal 2022 and Fiscal 2021, regardless of whether ultimately achieved or obtained:

	Fiscal 2023		Fiscal 2022		Fiscal 2021
Salary Component	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary	Dollars or Number of	% to Base Salary
Base Salary	$400,000		$365,000		$345,000
Company Bonus Target(1)	300,000	75.0%	255,500	70.0%	258,750	75.0%
TOTAL Cash Compensation Potential	$700,000	175.0%	$620,500	170.0%	$603,750	175.0%

Restricted Stock Units(2)	7,573		3,946		12,500

(1) See “Bonus and Non-Equity Incentive Plan Compensation” for a complete discussion of the Company’s bonus compensation program. The Company bonuses for Mr. Quinn were based on the Company’s EBIT achievements in Fiscal 2023, Fiscal 2022 and Fiscal 2021.

The actual Company bonus earned by Mr. Quinn in each of these years based on the Company’s achievement of its EBIT goal was:

Fiscal Year	Bonus Earned	% to Base Salary
Fiscal 2023	$0	0.0%
Fiscal 2022	$511,000	140.0%
Fiscal 2021	$517,500	150.0%

(2) See “Equity Awards” for a complete discussion on equity awards to our NEOs. In Fiscal 2023 and Fiscal 2022, 60% of equity awards to our NEOs were performance-based awards and the remaining 40% were service based awards that vest on the third anniversary from the date of grant. In Fiscal 2021, all equity awards were service-based RSUs in response to the COVID-19 pandemic which vest equally over three years.

PSUs are earned by achieving the performance goals determined by the Compensation Committee. For Fiscal 2023 and Fiscal 2022, the PSU award was based on two long-term goals, ROIC and EBIT measured over three years. All PSU awards granted could be forfeited if a minimum goal is not attained or be earned up to 200% if a maximum goal is attained.

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The table below illustrates the total PSUs awarded to Mr. Quinn and the rate of achievement of the stated goals in Fiscal 2023 and Fiscal 2022:

Fiscal Year	Total PSUs Awarded	PSUs Subject to ROIC Goal	ROIC Achievement Rate	PSUs Subject to EBIT Goal	EBIT Achievement Rate
Fiscal 2023	4,544	2,272	undetermined	2,272	undetermined
Fiscal 2022	2,368	1,184	undetermined	1,184	undetermined

In Fiscal 2021, no performance-based awards were given. The outstanding PSUs in Fiscal 2023 and Fiscal 2022 are contingent on the achievement of three-year ROIC goals and a three-year cumulative EBIT goals in each year. PSUs have cliff vesting provisions of three years from date of grant if achieved.

Other Compensation. Other compensation earned by Mr. Quinn in Fiscal 2023, Fiscal 2022 and Fiscal 2021 consists of the match under the Company’s 401(k) Plan. Fiscal 2023 also included a small amount for telephone reimbursement. See Perquisites and Other Benefits.

Benjamin A. Knighten

Benjamin A. Knighten, age 52, was appointed to serve as our Senior Vice President of Operations in March 2020. Mr. Knighten previously served as Chief Operating Officer of City Gear, LLC from July 2018 to March 2020 and as Vice President of Store Operations of City Gear from November 2006 to July 2018. He earned his Production/Operations MBA from the University of Memphis. Mr. Knighten was not an NEO in Fiscal 2022 or Fiscal 2021.

The following table represents the compensation package awarded to Mr. Knighten in Fiscal 2023, regardless of whether ultimately achieved or obtained:

	Fiscal 2023
Salary Component	Dollars or Number of	% to Base Salary
Base Salary	$400,000
Company Bonus Target(1)	300,000	75.0%
TOTAL Cash Compensation Potential	$700,000	175.0%

Restricted Stock Units(2)	7,573

(1) See “Bonus and Non-Equity Incentive Plan Compensation” for a complete discussion of the Company’s bonus compensation program. The bonus for Mr. Knighten was based on the Company’s EBIT achievements in Fiscal 2023.

The actual bonus earned by Mr. Knighten based on the Company’s achievement of its EBIT goal was:

Fiscal Year	Bonus Earned	% to Base Salary
Fiscal 2023	$0	0.0%

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(2) See “Equity Awards” for a complete discussion on equity awards to our NEOs. In Fiscal 2023, 60% of equity awards to our NEOs were performance-based awards and the remaining 40% were service based awards that vest on the third anniversary from the date of grant.

PSUs are earned by achieving the performance goals determined by the Compensation Committee. For Fiscal 2023, the PSU award was based on two long-term goals, ROIC and EBIT measured over three years. All PSU awards granted could be forfeited if a minimum goal is not attained or be earned up to 200% if a maximum goal is attained.

The table below illustrates the total PSUs awarded to Mr. Knighten and the rate of achievement of the stated goals in Fiscal 2023:

Fiscal Year	Total PSUs Awarded	PSUs Subject to ROIC Goal	ROIC Achievement Rate	PSUs Subject to EBIT Goal	EBIT Achievement Rate
Fiscal 2023	4,544	2,272	undetermined	2,272	undetermined

Other Compensation. Other compensation earned by Mr. Knighten in Fiscal 2023 consists of the match under the Company’s 401(k) Plan. Fiscal 2023 also included a small amount for telephone reimbursement. See Perquisites and Other Benefits.

Grants of Plan-Based Awards Table

The following table provides additional detail regarding stock options and other equity awards (such as restricted stock and restricted stock units) granted during the last fiscal year and amounts payable under other compensation plans (such as long-term incentive awards that are payable in cash or stock) for our NEOs:

Grants of Plan-Based Awards
For the Fiscal Year Ended January 28, 2023

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	Fair Value of Equity Awards on Date of Grant
NEO	Grant Date	Approval Date(3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)(4)	($)(5)
Longo	3/30/22	11/22/21	$425,000	$850,000	$1,700,000	7,789	15,578	31,156	10,385	$1,200,010
Volke	3/30/22	11/22/21	$134,750	$269,500	$539,000	1,947	3,894	7,788	2,596	$299,968
Briskin	3/30/22	11/22/21	$206,125	$412,250	$824,500	2,921	5,842	11,684	3,894	$449,998
Quinn	3/30/22	11/22/21	$150,000	$300,000	$600,000	2,272	4,544	9,088	3,029	$350,024
Knighten	3/30/22	11/22/21	$150,000	$300,000	$600,000	2,272	4,544	9,088	3,029	$350,024

(1) Estimated possible payouts under non-equity incentive plan awards represent the cash bonus subject to performance conditions. The amounts presented represent the minimum amount that could be earned (threshold) assuming a certain level of required performance under the plan, the target amount awarded and the maximum amount that could be earned. The entire cash bonus was based on an EBIT goal for Fiscal 2023 for all NEOs listed. The EBIT goal was not achieved as reflected in the Summary Compensation Table.

(2) Estimated future payouts under equity incentive plan awards consist of those equity awards with performance conditions. The amounts presented represent the minimum award (threshold) that could be earned assuming a certain level of required performance under the plan, the target amount that was awarded and the maximum award that could be earned assuming the equity award value when earned equaled the fair value on the date of grant.
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(3) The approval date represents the date the awards were approved by our Compensation Committee.

(4) All other stock awards or units awarded to the NEOs represent service-based RSUs with a three-year cliff vesting provision.

(5) Fair value of equity award on date of grant is determined under the provisions of ASC Topic 718. All of the equity awards granted to our NEOs in Fiscal 2023 were in the form of RSUs and were valued at the closing price of our common stock on the date immediately preceding the date of grant. The closing price of our common stock for the units awarded on March 29, 2022, was $46.22.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information on each outstanding equity award held by our NEOs at the end of Fiscal 2023:

Outstanding Equity Awards at Fiscal Year-End
For Fiscal 2023

		Stock Awards
NEO		Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)
Mr. Longo	(1)	11,667	771,539	—	—
	(2)	5,260	347,844	7,890	521,766
	(3)	10,385	686,760	15,578	1,030,173
Mr. Volke	(4)	8,000	529,040	—	—
	(2)	1,578	104,353	2,368	156,596
	(3)	2,596	171,673	3,894	257,510
Mr. Briskin	(1)	8,000	529,040	—	—
	(2)	1,841	121,745	2,762	182,651
	(3)	3,894	257,510	5,842	386,331
Mr. Quinn	(5)	5,544	366,625	—	—
	(1)	4,167	275,564	—	—
	(2)	1,578	104,353	2,368	156,596
	(3)	3,029	200,308	4,544	300,495
Mr. Knighten	(1)	3,334	220,477	—	—
	(2)	1,578	104,353	2,368	156,596
	(3)	3,029	200,308	4,544	300,495
Note: There are no stock options outstanding for any of our NEOs. Columns associated with stock options have been omitted for presentation purposes. All values are shown at the closing price of $66.13 as of January 28, 2023.

(1) Restricted stock units awarded April 7, 2020 under the 2015 Plan which will vest equally on the first, second and third anniversaries of the date of grant. The first and second tranches have vested as of January 28, 2023.

(2) Restricted stock units awarded March 22, 2021 under the 2015 Plan. The number of units that have not vested represents service-based awards that will vest on the third anniversary from the date of grant. The number of units
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that are unearned represents performance-based awards subject to three-year performance metrics; half based on an ROIC goal and half based on a cumulative EBIT goal. If achieved, these awards will vest on the third anniversary from the date of grant or when certified by our Compensation Committee, whichever is later.

(3) Restricted stock units awarded March 30, 2022 under the 2015 Plan. The number of units that have not vested represents service-based awards that will vest on the third anniversary from the date of grant. The number of units that are unearned represents performance-based awards subject to three-year performance metrics; half based on an ROIC goal and half based on a cumulative EBIT goal. If achieved, these awards will vest on the third anniversary from the date of grant or when certified by our Compensation Committee, whichever is later.

(4) Restricted stock units awarded April 13, 2020 under the 2015 Plan which will vest equally on the first, second and third anniversaries of the date of grant. The first and second tranches have vested as of January 28, 2023.

(5) Restricted stock units awarded March 21, 2019, which will vested on the fourth anniversary of the date of grant, or March 21, 2023.

Option Exercises and Stock Vested in Fiscal Year 2023

The following table reflects the total amount realized by each NEO for stock awards that vested during the fiscal year:

	Stock Awards
NEO	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Longo	30,564	$1,773,684
Mr. Volke	8,000	$364,320
Mr. Briskin	27,540	$1,330,539
Mr. Quinn	8,602	$369,925
Mr. Knighten	3,333	$138,419
Note: There are no stock options outstanding for any of our NEOs. Columns associated with stock option exercises have been omitted for presentation purposes.

The values shown for restricted stock were calculated by multiplying the number of shares vested by the price of our stock at the end of the business day immediately preceding the vest date. These numbers have not been reduced to reflect shares that were withheld to pay taxes and were not issued to the NEO.

Pension Benefits Table

The Pension Benefits Table is intended to disclose the actuarial present value of each NEO’s accumulated benefit under each pension plan, assuming benefits are paid at normal retirement age based upon current levels of compensation. We do not currently offer a pension benefit plan or defined benefit-type plan arrangement to any of our employees, including our executive officers. Therefore, this table is not included.

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Nonqualified Deferred Compensation

The following table discloses the annual contributions made by our NEOs and Company under nonqualified defined contribution plans during the year:

Nonqualified Deferred Compensation in Fiscal Year 2023(1)

NEO	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Mr. Briskin	$0	$0	$(5,836)	$0	$95,827

(1) Amounts set forth in this table reflect amounts deferred and contributed under the Hibbett, Inc. Supplemental 401(k) Plan (the “Supplemental Plan”).

Our Board of Directors adopted the Supplemental Plan for the purpose of supplementing the employer matching contribution and salary deferral opportunity available to highly compensated employees whose ability to receive Company matching contributions and defer salary under our 401(k) Plan was limited because of certain restrictions applicable to qualified plans. The nonqualified deferred compensation Supplemental Plan allows participants to defer up to 40% of their compensation. Contributions to the Supplemental Plan are not subject to matching provisions and are held in trust and are invested based on the individual’s investment directive.

The Supplemental Plan has not been offered by the Company since its 401(k) Plan converted to a safe harbor plan in Fiscal 2018. Mr. Briskin is the only NEO who participated in the Supplemental Plan. The Supplemental Plan was no longer being offered when Messrs. Longo, Volke and Knighten joined the Company.

Potential Payments upon Termination or Change in Control

Certain of our Company’s plans and programs provide for payments in connection with a termination of employment under certain circumstances or change in control. Estimates of the compensation, benefits and vesting of equity grants that may be payable to our NEOs upon termination of employment or change in control are included in the tables below. The information in the tables assumes a termination date of January 28, 2023. In all calculations, the value of equity awards was calculated on non-vested awards (service-based and earned performance-based) using the closing price of our stock on January 28, 2023 of $66.13.

NEO/Plan Description	Termination without Cause	Termination by Executive for Good Reason	Death	Disability	Retirement	Change in Control
Mr. Longo
Employment Agreement(1)	$1,700,000	$1,700,000	(4)	(5)	$—	$—
Longo Severance Agreement(2)	$—	$—	$—	$—	$—	$4,028,290
Executive RSU Agreement(3)	$—	$—	$1,806,143	$1,806,143	$686,760	(2)
Insurance Benefits(4)	$—	$—	$500,000	$—	$—	$—
AD&D Benefits(5)	$—	$—	See table in footnote		$—	$—

Mr. Volke
Severance Agreement(6)	$—	$—	$—	$—	$—	$1,786,817
Executive RSU Agreement(3)	$—	$—	$805,067	$805,067	$171,673	(6)
Insurance Benefits(4)	$—	$—	$500,000	$—	$—	$—
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NEO/Plan Description	Termination without Cause	Termination by Executive for Good Reason	Death	Disability	Retirement	Change in Control
AD&D Benefits(5)	$—	$—	See table in footnote		$—	$—

Mr. Briskin
Severance Agreement(6)	$—	$—	$—	$—	$—	$2,218,937
Executive RSU Agreement(3)	$—	$—	$908,296	$908,296	$257,510	(6)
Insurance Benefits(4)	$—	$—	$500,000	$—	$—	$—
AD&D Benefits(5)	$—	$—	See table in footnote		$—	$—

Mr. Quinn
Severance Agreement(6)	$—	$—	$—	$—	$—	$1,630,225
Executive RSU Agreement(3)	$—	$—	$580,225	$580,225	$200,308	(6)
Insurance Benefits(4)	$—	$—	$500,000	$—	$—	$—
AD&D Benefits(5)	$—	$—	See table in footnote		$—	$—

Mr. Knighten
Severance Agreement(6)	$—	$—	$—	$—	$—	$1,350,226
Executive RSU Agreement(3)	$—	$—	$525,138	$525,138	$200,308	(6)
Insurance Benefits(4)	$—	$—	$500,000	$—	$—	$—
AD&D Benefits(5)	$—	$—	See table in footnote		$—	$—

(1) Under Mr. Longo’s Employment Agreement, in the event of termination of his employment by the Company other than for cause or by Mr. Longo for good reason, he is entitled to his base salary plus his estimated annual target bonus.

If termination is the result of death or disability (as defined in the Employment Agreement), he is also entitled to benefits payable under any benefit plans applicable at his time of termination, such as the acceleration of non-vested equity awards under the Executive RSU Agreement described in footnote 3 below, in addition to life insurance and/or AD&D benefits as described in footnote 4 and footnote 5 below, respectively.

Payments that Mr. Longo has a right to receive under the Employment Agreement would be limited if the total of all payments constituted an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code (the “Code”). Any excess payments would be reduced to the largest amount that would result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.

(2) Under the Longo Severance Agreement, if Mr. Longo’s employment is terminated by the Company without cause or by the executive for good reason within: (i) two years following a Change in Control (as defined in the Longo Severance Agreement); or (ii) within a six-month period prior to a Change in Control if Mr. Longo’s termination or resignation is also directly related to or occurs in connection with a Change in Control, the Company shall pay Mr. Longo a severance payment in the amount equal to one and one half (1.5) times the sum of Mr. Longo’s covered salary and covered bonus, less the amount, if any, payable to Mr. Longo as severance compensation under the Employment Agreement. In addition, any unvested equity awards will become fully exercisable, vested and non-forfeitable as defined in the Executive RSU agreement in footnote 3 below.

Covered salary is based on the highest annual rate of base pay paid to Mr. Longo. Covered bonus is based on a five-year average of bonuses paid to Mr. Longo (but in no event is greater than the target bonus for the year in which the termination or resignation takes place). RSUs were valued at the closing stock price on January 28, 2023 multiplied by the number of non-vested shares and do not include unearned PSUs. Mr. Longo had no unvested stock options
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outstanding on January 28, 2023. As of January 28, 2023, the number of non-vested RSUs considered in the calculation above for Mr. Longo was 27,312.

Under the Longo Severance Agreement, any severance payments shall be paid within thirty (30) days of the executive’s termination date or the Change in Control date, whichever is later. In addition, to the extent the executive has been granted equity compensation under the Company’s equity compensation plans, the executive’s interest in such awards would become fully exercisable, vested, and non-forfeitable as of the Change in Control date, to the extent not already exercisable or vested as of such date.

Payments that Mr. Longo has a right to receive under the Longo Severance Agreement would be limited if the total of all payments constituted an “excess parachute payment” as defined in Section 280G of the Code. Any excess payments would be reduced to the largest amount that would result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.

(3) The Compensation Committee has adopted an Executive Restricted Stock Unit Award Agreement (the “Executive RSU Agreement”) pursuant to the 2015 Plan. All of our NEO’s equity awards were granted pursuant to the Executive RSU Agreement.

Under the provisions of the Executive RSU Agreement, termination by reasons of death, disability, retirement or change in control (all as defined in the Executive RSU Agreement), results in an acceleration of the vesting of non-vested service-based and earned performance-based equity awards. Unearned performance-based equity awards may also accelerate but only upon certification of achievement by the Compensation Committee. As of January 28, 2023, none of our NEOs qualified for any retirement benefits under the Executive RSU Agreement. However, effective May 2022, the Executive RSU Agreement was amended by the Compensation Committee expanding the retirement definition to include acceleration upon retirement if there was an approved succession plan in place for the executive. Therefore, for purposes of this schedule, it is assumed each NEO had an approved succession plan in place and that service-based awards granted in Fiscal 2023 are eligible for acceleration.

RSUs were valued at the closing stock price on January 28, 2023 multiplied by the number of non-vested shares and do not include unearned PSUs. There were no unvested stock options outstanding on January 28, 2023. As of January 28, 2023, the number of non-vested RSUs considered for each NEO in the calculations above was:

NEO	Non-Vested RSUs
	Death and Disability	Retirement
Mr. Longo	27,312	10,385
Mr. Volke	12,174	2,596
Mr. Briskin	13,735	3,894
Mr. Quinn	8,774	3,029
Mr. Knighten	7,941	3,029

The value of accelerated equity awards in the event of a change in control event is reflected in the totals of footnote 2 for Mr. Longo and footnote 6 for Messrs. Volke, Briskin, Quinn and Knighten. At January 28, 2023, all our NEOs had outstanding performance-based equity awards which are not reflected in this table.

(4) In the event of death, each eligible NEO would be entitled to a life insurance payout of twice their base salary up to a maximum of $500,000 (or $500,000 each).

(5) We carry Accidental Death and Disability Benefits (“AD&D Benefits”) for eligible participants, which includes all our NEOs. AD&D Benefits for qualifying losses (as defined in our policy) in covered accidents or common carrier accidents are outlined below.
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Loss	Covered Accident	Common Carrier Accident
Loss of life (a)	$500,000	$1,000,000
Loss of one member (hand, foot, or eye) (b)	$250,000	$500,000
Loss of two or more members (b)	$500,000	$1,000,000
Quadriplegia (b)	$500,000	$1,000,000
Paraplegia (b)	$250,000	$500,000
Hemiplegia (b)	$250,000	$500,000

(6) Under the Severance Agreement, if a covered executive’s employment is terminated by the Company without cause or by the executive for good reason within: (i) two years following a Change in Control (as defined in the Severance Agreement); or (ii) within a six-month period prior to a Change in Control if the executive’s termination or resignation is also directly related to or occurs in connection with a Change in Control, the Company shall pay the executive a severance payment in the amount equal to one and one half (1.5) times the sum of the executive’s covered salary and covered bonus. In addition, any unvested equity awards will become fully exercisable, vested and non-forfeitable as defined in the Executive RSU Agreement in footnote 3 above and in the Standard RSU Agreement in footnote 7 below.

Covered salary is based on the highest annual rate of base pay paid to each NEO. Covered bonus is based on a five-year average of bonuses paid to each NEO (but in no event is greater than the target bonus for the year in which the termination or resignation takes place).

RSUs were valued at the closing stock price on January 28, 2023 multiplied by the number of non-vested shares and do not include unearned PSUs. There were no unvested stock options outstanding on January 28, 2023. As of January 28, 2023, the number of non-vested RSUs considered for each NEO in the calculations above was:

NEO	Non-Vested RSUs
Mr. Longo	27,312
Mr. Volke	12,174
Mr. Briskin	13,735
Mr. Quinn	8,774
Mr. Knighten	7,941

Under the Severance Agreement, any severance payments shall be paid within thirty (30) days of the executive’s termination date or the Change in Control date, whichever is later. In addition, to the extent the executive has been granted equity compensation under the Company’s equity compensation plans, the executive’s interest in such awards would become fully exercisable, vested, and non-forfeitable as of the Change in Control date, to the extent not already exercisable or vested as of such date.

No payments that Messrs. Volke, Briskin, Quinn and Knighten have a right to receive individually under the Severance Agreement would be limited if the total of all payments constituted an “excess parachute payment” as defined in Section 280G of the Code. Any excess payments would be reduced to the largest amount that would result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.

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Future Planning

For Fiscal 2024, the Compensation Committee established short-term (cash) and long-term (equity) incentive target bonuses and performance goals for the NEOs, consistent with historical practices. The Compensation Committee also elected to increase base pay compensation for our NEOs for Fiscal 2024. Base salaries for our NEOs for Fiscal 2024 were effective as of March 12, 2023.

The components of the compensation package to our current NEOs approved by our Compensation Committee for Fiscal 2024 are as follows:

						Total
		Target	Target	Target		Target
		Short-Term	Short-Term	Long-Term		Compensation
	Base	Incentive	Incentive	Incentive	Total Target	Percent to
NEO	Salary	Percentage	Dollars	Dollars	Compensation	Base Salary
Mr. Longo	$900,000	120%	$1,080,000	$1,200,000	$3,180,000	353%
Mr. Volke	$415,000	70%	$290,500	$300,000	$1,005,500	242%
Mr. Briskin	$500,000	85%	$425,000	$450,000	$1,375,000	275%
Mr. Quinn	$415,000	75%	$311,250	$350,000	$1,076,250	259%
Mr. Knighten	$415,000	75%	$311,250	$350,000	$1,076,250	259%

Fiscal 2024 Short-Term Incentive (Cash Bonus)

The Company performance goal for Fiscal 2024 is based on EBIT and consistent with historical practices. The Compensation Committee believes that it is in the Company’s and our stockholders’ best interests to base all the NEO’s cash bonuses on Company performance. The bonus, based on the percentage of EBIT achieved in Fiscal 2024, can range from a payout of 0.0% to 200.0% of the target award.

Individual goals are used to evaluate executives annually and are considered in connection with the determination of base salary for each NEO. The performance appraisals for our Executive and the majority of our Senior Vice Presidents are conducted by our CEO and the performance appraisal for our CEO is performed by the Compensation Committee. The Executive Vice President oversees the performance appraisals of Senior Vice Presidents that report directly to him. All the performance appraisals are reviewed by the Compensation Committee and considered when determining each NEOs compensation package. All incentive bonuses are established under the Bonus Plan.

Fiscal 2024 Long-Term Incentive (Equity Awards)

For Fiscal 2024, the Compensation Committee awarded a mix of performance-based and service-based restricted stock units which is consistent with recent practices. The performance-based units represent 60% of the overall equity award and will cliff vest in three years, if earned. The service-based units represent 40% of the overall equity award and will cliff vest in three years. The Compensation Committee defines the fair value of equity awards to equal the closing price of our stock the business day immediately preceding the date of grant. All awards were based on the closing price of our stock of $58.38 on March 30, 2023; the preceding business day of our date of grant of March 31, 2023. The Compensation Committee may exercise negative discretion on all performance-based awards.

In a change over prior year awards, the Fiscal 2024 PSU awards are subject to the achievement of a cumulative EBIT goal for Fiscal 2024 through Fiscal 2026 only and does not contain a component based on ROIC. The Compensation Committee determined that EBIT is the key measurable financial goal which drives stockholder value. The percentage of units that vest depends on the percentage of the goal achieved at the end of the performance period and can range from 0.0% to 200.0% of the target award.
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In addition to setting compensation for our executive officers for Fiscal 2024, the Compensation Committee amended the existing table defining each executive’s (and employee’s) earned percentage of his or her Company performance bonus, as well as the earned percentage of PSUs, dependent on the Company’s actual performance in relation to the Company’s EBIT goal. The table was amended only for amounts earned below target (threshold and maximum did not change) and is summarized in the following table:

% of Company Performance Goal Attained	Portion of NEO’s Company Performance Bonus Deemed Earned
Below 90.0%	0.0%
90.0%	25.0%
95.0%	62.5%
100.0%	100.0%
105.0%	125.0%
110.0%	150.0%
115.0%	175.0%
120.0% or above	200.0%

Chief Executive Officer (CEO) Pay Ratio Disclosure

Pursuant to Item 402(u) of Regulation S-K, the SEC requires the Company to disclose annually:
(i) the median of the annual total compensation of all employees of the Company (excluding Mr. Longo);
(ii) the annual total compensation of Mr. Longo; and
(iii) the ratio of Mr. Longo’s annual total compensation to the median annual total compensation of all employees (excluding Mr. Longo).

Based on the methodology and material assumptions described below, we have estimated these amounts for Fiscal 2023 as follows:

Median annual total compensation of all employees (excluding Mr. Longo)	$4,387
Annual total compensation of Mr. Longo	$2,064,425
Ratio of Mr. Longo’s annual total compensation to median annual total compensation of all other employees	471:1

We identified our median employee from our employee population as of December 19, 2022 who had compensation in the 12-month period ended December 31, 2022. On that date, we had 12,580 employees, all of whom were employed in the United States. Of the 12,580 employees, approximately 69% were considered part-time or seasonal employees. To determine our median employee, we chose taxable compensation for federal income tax purposes (W-2 income) using our payroll records for the 12-month period ended December 31, 2022 as our consistently applied compensation measure (CACM).

We did not include the value of non-taxable Company-provided benefits such as medical and life insurance benefits in the determination of taxable compensation; nor did we annualize the compensation of full-time and part-time permanent employees who were employed on December 19, 2022 but did not work for us the entire fiscal year.

We sorted our employee population (excluding Mr. Longo) using this methodology and selected the employee with the median taxable compensation. Our median employee was a part-time store team member whose total annual compensation for Fiscal 2023 was $4,387.
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We believe the pay ratio described above is a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

In addition to the pay ratio required by the SEC’s rules, we are also providing a supplemental pay ratio that excludes all part-time, temporary and seasonal employees of the Company from the determination of our median employee and the calculation of the annual total compensation of our median employee. Our large population of part-time, temporary and seasonal employees has the effect of lowering the annual total compensation for our median employee. We believe that a pay ratio that uses only full-time employees as of December 19, 2022 (excluding Mr. Longo) for purposes of determining our median employee provides a more representative comparison of the Chief Executive Officer’s total compensation to the median employee’s annual total compensation.

We identified the median employee for purposes of the supplemental pay ratio using the same methodology as the required pay ratio. Applying this methodology to our full-time employees at December 19, 2022, we determined that our median employee in Fiscal 2023 was a full-time store team member with annual total compensation in the amount of $22,890. As a result, the ratio of the annual total compensation of the Chief Executive Officer for Fiscal 2023 to the median full-time employee’s total annual compensation for Fiscal 2023, was estimated to be 90:1.

Pay Versus Performance

The following table discloses information in accordance with SEC rules on “Compensation Actually Paid” (“CAP”), to our principal executive officer (“PEO”) and (on average) to our non-PEO NEOs and corporate performance for the fiscal years listed below. The CAP data set forth in the table below does not reflect amounts actually realized by our NEOs. A significant portion of the CAP amounts shown relate to changes in values of unvested awards over the course of the reporting year. These unvested awards remain subject to significant risk from forfeiture conditions and possible future declines in value based on changes in our stock price. As described in detail in the “Compensation Discussion and Analysis” section above, our performance equity awards are subject to multi-year performance conditions and all our equity awards are subject to time vesting conditions. The ultimate values actually realized by our NEOs from unvested equity awards, if any, will not be determined until the awards fully vest.

Pay Versus Performance Table

					Value of initial fixed $100 investment based on:
Fiscal Year	SCT total for PEO(1) ($)	Comp actually paid to PEO(5) ($)	Average SCT total for Non-PEO NEOs(2) ($)	Average comp actually paid to Non-PEO NEOs(5) ($)	Company TSR(3) ($)	Peer Group TSR(3) ($)	Net Income (Thousands)	EBIT(4) (Thousands)
2023	$2,064,425	$2,699,349	$794,246	$869,706	$275.13	$136.70	$128,057	$168,419
2022	$3,112,976	$3,198,598	$1,265,344	$1,455,325	$251.07	$144.58	$174,313	$228,166
2021	$1,943,325	$4,087,043	$1,019,925	$1,549,953	$227.80	$148.04	$74,266	$98,388

(1) Mr. Longo was the PEO of the Company for all years shown.

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(2) The non-PEO NEOs of the Company for each fiscal year are as follows:

Fiscal Year
NEO	2023	2022	2021
Mr. Volke	✓	✓	✓
Mr. Briskin	✓	✓	✓
Mr. Quinn	✓	✓	✓
Mr. Knighten	✓
Ronald P. Blahnik, SVP and Chief Information Officer(a)		✓	✓
Scott R. Humphrey, Former Interim Chief Financial Officer(b)			✓
Cathy E. Pryor, Former Senior Vice President of Operations(c)			✓

(a) Mr. Blahnik is not an NEO in Fiscal 2023.

(b) Mr. Humphrey was our interim Chief Financial Officer from September 2019 through April 2020.

(c) Ms. Pryor was a Senior Vice President and President of Store Operations until her departure from the Company in April 2020.

(3) For purposes of this disclosure, the peer group Total Shareholder Return (“TSR”) reflects the Dow Jones US Specialty Retailers TSM Index. Dollar values assume an initial $100 investment for the cumulative period from January 31, 2020 through January 31 of each year shown, for the Company and the Dow Jones US Specialty Retailers TSM Index, respectively, and reinvestment of the pre-tax value of dividends paid. Historical performance is not necessarily indicative of future stock performance.

(4) We selected EBIT as the “most important” financial performance measure used to link performance to CAP to our PEO and other NEOs for each year shown.

EBIT, a non-GAAP financial measure, is defined as Operating Income as presented on the consolidated statement of operations. From time to time, the Compensation Committee may authorize adjustments to Operating Income for purposes of the performance based compensation target EBIT. Historically, such adjustments have consisted of certain non-recurring costs, including those associated with acquisitions, CEO transition, COVID-19 and strategic realignment. When performance based targets are established, there is not an expectation that adjustments will be made. There were no adjustments to Operating Income for purposes of the definition of EBIT for Fiscal 2023 or Fiscal 2022. We may determine a different financial performance measure to be the most important financial performance measure in future years.

(5) The amounts shown for CAP have been calculated in accordance with Item 402(v) of Regulation S-K. These amounts reflect total compensation as set forth in the Summary Compensation Table (“SCT”) with reductions for the grant date fair value of all equity awards granted in the fiscal year and additions for the fair value of all equity awards granted as of the end of the fiscal year, and considerations for:
•the change in fair value during the year of equity awards granted in prior years that remained unvested at the end of the year; and
•the change in fair value during the year through the vesting date of equity awards granted in prior years that vested during that year.

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Reconciliations of SCT totals to CAP are as follows:

PEO SCT Total to CAP Reconciliation:

				Change in Fair Value of:
Fiscal Year	SCT Total	Less: Grant Date Fair Value(a)	Plus: Fair Value End of Year(b)	Vested Awards(c)	Unvested Awards(d)	CAP
2023	$2,064,425	$(1,200,010)	$1,716,933	$(45,791)	$163,792	$2,699,349
2022	$3,112,976	$(999,926)	$782,820	$172,657	$130,071	$3,198,598
2021	$1,943,325	$(430,500)	$1,975,750	$—	$598,468	$4,087,043

Average Non-PEO NEO SCT Total to CAP Reconciliation:

				Change in Fair Value of:
Fiscal Year	SCT Total	Less: Grant Date Fair Value(a)	Plus: Fair Value End of Year(b)	Vested Awards(c)	Unvested Awards(d)	Forfeited Awards(e)	CAP
2023	$794,246	$(362,503)	$518,658	$(155,746)	$75,051	$—	$869,706
2022	$1,265,344	$(312,543)	$244,683	$190,807	$67,034	$—	$1,455,325
2021	$1,019,925	$(226,155)	$1,030,213	$(84,445)	$469,167	$(658,752)	$1,549,953

(a)     Represents the grant date fair value of equity awards granted each year.

(b)     Represents the fair value of equity awards granted during the year at the end of the fiscal year granted.

(c)     Represents the change in fair value on equity awards that vested during the year from the end of the prior fiscal year to the fair value as of the vesting date.

(d)     Represents the change in fair value on equity awards that were unvested at fiscal year end from their fair value at the end of the prior fiscal year.

(e) Represents awards that forfeited during the year, valued as of the end of the prior fiscal year.

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PEO and Average NEO CAP Versus Company TSR

The following chart shows the relationship between CAP to our PEO, the average of CAP to our other NEOs and our TSR over the three-year period from Fiscal 2021 through Fiscal 2023.

PEO and Average NEO CAP versus Net Income

The following chart shows the relationship between CAP to our PEO, the average of CAP paid to our other NEOs and our net income during Fiscal 2021through Fiscal 2023.

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PEO and Average NEO CAP versus EBIT

The following chart shows the relationship between CAP to our PEO, the average of CAP paid to our other NEOs and our EBIT during Fiscal 2021through Fiscal 2023.

The following list presents the financial performance measures that we consider to have been the most important in linking CAP to our PEO and other NEOs in Fiscal 2023 to our performance. The measures in the table are not ranked.

Most important Company performance measures for determining NEO compensation
EBIT	Net Sales
Gross Margin	Comparable Store Sales
Dilutive Earnings per Share

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning the beneficial ownership of the Company’s common stock expected as of April 14, 2023, by each person (or group with the meaning of Section 13(d)(3) of the Exchange Act) known by the Company to own beneficially more than five percent of the Company’s common stock.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10005	2,078,105	16.3%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	962,691	7.6%
Dimensional Fund Advisors LP(5) 6300 Bee Cave Road, Building One Austin, TX 78746	916,055	7.2%
LSV Asset Management(6) 155 N. Wacker Drive, Ste 4600 Chicago, IL 60606	694,318	5.4%

(1) As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within 60 days of April 14, 2023. Any such security is deemed to be outstanding for purposes of calculating the ownership percentage of such person but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. Unless otherwise noted, information in the table is based on Schedule 13G or 13G/A filings reporting beneficial ownership as of December 31, 2022.

(2) Percent of class is based on 12,746,503 shares of Company common stock outstanding at April 14, 2023.

(3) Shares over which BlackRock, Inc., registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on January 26, 2023.

(4) Shares over which The Vanguard Group, Inc., registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on February 9, 2023.

(5) Shares over which Dimensional Fund Advisors LP, registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on February 10, 2023.

(6) Shares over which LSV Asset Management, registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G filed with the SEC on February 10, 2023.

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Security Ownership of Directors and Executive Officers

The following table sets forth certain information concerning the beneficial ownership of our common stock expected as of April 14, 2023, by (i) each director or nominee (each of whom is currently a director), (ii) each of our current NEOs and (iii) all current directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Common Stock	Stock Equivalent Units	Options Exercisable Within 60 Days	Total Percent of Class
Jared S. Briskin	42,599	—	—	*
Ramesh Chikkala	1,289	1,673	—	*
Anthony F. Crudele	40,378	—	—	*
Pamela J. Edwards	1,212	1,469	—	*
Karen S. Etzkorn	4,265	1,447	—	*
Terrance G. Finley	—	—	44,031	*
Dorlisa K. Flur	3,713	7,935	—	*
James A. Hilt	1,330	5,832	13,597	*
Linda Hubbard	3,513	—	—	*
Benjamin A. Knighten	11,678	—	—	*
Michael E. Longo	70,485	—	—	*
Lorna E. Nagler	13,261	—	—	*
William G. Quinn	16,950	—	—	*
Robert J. Volke	17,053	—	—	*
All Directors and Executive Officers as a Group (18 Persons)	303,952	18,356	57,628	3.0%
* Less than one percent (1.0%)

(1) As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. Total percent of class is based on 12,746,503 shares of Company common stock outstanding at April 14, 2023. A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within 60 days of April 14, 2023 and includes stock equivalent units with vest dates within 60 days of April 14, 2023 and, in the case of our Directors, stock equivalent units that would vest upon their retirement from the Board.

DELINQUENT SECTION 16(a) REPORTS, RELATED PERSON TRANSACTIONS
AND LEGAL PROCEEDINGS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our Directors, certain of our officers, and persons who beneficially own more than 10% of the Company’s common stock to file reports of stock ownership and changes in ownership (Forms 3, 4 and 5) in Hibbett, Inc. shares with the SEC. Based solely upon a review of copies of Forms 3, 4 and 5 for the fiscal year ended January 28, 2023, we believe that all our executive officers, Directors, greater than 10% beneficial owners, and other Section 16 officers complied with all filing requirements on a timely basis, except for the Form 4’s filed by Mr. Yother on June 2, 2022 and Ms. Flur on March 24, 2023. All were inadvertently filed late due to administrative oversight.

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Related Person Transactions

We have written procedures in place to identify material related party transactions, including a quarterly survey of senior management and other key employees. Potential related party transactions and relationships are evaluated quantitatively and qualitatively. Quarterly, as part of our Sarbanes-Oxley compliance, we consider all potential related party transactions and potential conflicts of interest. Information is gathered and maintained by our Vice President and Chief Accounting Officer and is communicated quarterly to the Audit Committee. Annually, a detailed Director and Officer’s (D&O) Questionnaire, is prepared and distributed to all Directors and executive officers. The D&O Questionnaire is certified by the Director or executive officer and reviewed by our General Counsel and/or Company counsel.

As prescribed in their Board-approved charter, the Audit Committee is responsible for reviewing and approving all related party transactions that are required to be disclosed under Item 404 of Regulation S-K. In addition, the Audit Committee and Board review related party transactions to ensure that prescribed levels of materiality are not violated, and independent judgment is not adversely affected.

T.I.G. Construction ("TIG")
TIG performs certain new store and store remodel construction for us and is owned by a close relative of our CEO. In Fiscal 2023, payments to TIG for their services were $10.2 million.

Retail Security Gates, LLC ("RSG")
RSG provides specially manufactured store front security gates and is 50% owned by a close relative of our CEO. In Fiscal 2023, payments to RSG for their services were $1.0 million.

The Board of Directors has determined that the relationships described above do not prejudice the independence of Mr. Longo as defined by the Nasdaq Listing Rules. The Company did not have any loans or extensions of credit outstanding to any of its Directors or executive officers during Fiscal 2023.

Legal Proceedings

As of the date of this filing, we are not aware of any pending legal proceedings in which any of our executive officers or members of our Board of Directors may have a material interest adverse to the Company.

AUDIT MATTERS

Audit Committee Report

The primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of all material aspects of the accounting and financial reporting processes, internal controls and internal audit function of the Company, including its compliance with Section 404 of SOX. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. The Audit Committee appoints and oversees the qualifications of the Company’s independent registered public accounting firm.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s evaluation of the Company’s system of internal control over financial reporting included in the Annual Report on Form 10-K with management and with the independent registered public accounting firm. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”).
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In addition, the Audit Committee has received all written disclosures and letters from Ernst & Young LLP required by the PCAOB and discussed with Ernst & Young LLP their independence from management and our Company. The Audit Committee also considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee met with Ernst & Young LLP, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023 for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee of the Company’s Board of Directors:

Linda Hubbard, Chair;
Ramesh Chikkala, Pamela J. Edwards, Karen S. Etzkorn and Dorlisa K. Flur

The Audit Committee report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents the aggregate fees billed by E&Y for professional services rendered in connection with the integrated audit of our annual consolidated financial statements set forth in our Annual Reports on Form 10-K for the fiscal years ended January 28, 2023 and January 29, 2022, and the review of our quarterly condensed consolidated financial statements set forth in our Quarterly Reports on Form 10-Q for each of our quarters during the two fiscal years then ended (in thousands):

	Fiscal Year
	2023	2022
Audit fees(1)	$1,027	$1,397
Audit-related fees(2)	44	39
Tax fees(3)	—	—
All other fees(4)	165	6
Total fees	$1,236	$1,442

(1) Audit Fees. Audit fees represent fees and out-of-pocket expenses for professional services provided in connection with the audit of our consolidated financial statements, including audit of the internal control over financial reporting, the review of our quarterly condensed consolidated financial statements and audit services provided in connection with other statutory or regulatory filings.

(2) Audit-Related Fees. Audit-related fees represent fees for assurance and related services that are traditionally performed by the independent registered public accounting firm, including fees related to employee benefit plan audits.

(3) Tax Fees. Tax fees typically include fees in the areas of tax compliance, tax planning and tax consultation. We do not generally request such services from our independent registered public accounting firm.

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(4) All Other Fees. Other fees paid to E&Y consisted of an ESG readiness assessment in Fiscal 2023 and an online subscription service for Fiscal 2023 and Fiscal 2022.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for approving services and fees and overseeing the work of the independent registered public accounting firm (the “Auditors”). The Audit Committee has established pre-approval policies and procedures for all audit and permissible non-audit services provided by the Auditors.

Prior to engagement of the Auditors for the next year’s audit, a list of services and related fees expected during that year is presented to the Audit Committee for approval. The Audit Committee pre-approves these services. During the year, circumstances may arise when it may become necessary to engage the Auditors for additional services not contemplated in the original pre-approved budget. In those instances, the Audit Committee requires specific pre-approval before engaging the Auditors. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the services rendered by our Auditors during our most recent fiscal year are compatible with maintaining their independence. Our Auditors did not perform any services that were not related to audit functions with the exception of the ESG readiness assessment performed in Fiscal 2023.

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PROPOSAL NUMBER 2

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We seek stockholder input into the selection of the independent registered public accounting firm (the “Independent Auditors”). The firm of E&Y has been selected by the Audit Committee to be our Independent Auditors for Fiscal 2024.

Although we are not required to seek stockholder approval of this selection, the Board has determined it to be sound corporate governance practice to submit the selection of the Independent Auditors to a non-binding vote of our stockholders. The results of such vote could provide the Audit Committee with useful information about stockholder views on the Audit Committee’s choice of the Independent Auditors. If our stockholders disapprove of the selection of E&Y, the Audit Committee will investigate the possible basis for the negative vote and will reconsider the selection of E&Y. Even if the selection of E&Y is ratified, the Audit Committee, in its discretion, may still direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the Company.

Accordingly, we present the following advisory proposal for stockholder approval:

“Resolved, that the stockholders ratify the selection of E&Y as the Company’s Independent Auditors for Fiscal 2024.”

Representatives of E&Y are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire. The Audit Committee selected E&Y as our Independent Auditors for Fiscal 2024 at their February 28, 2023 meeting.

Vote Required

The proposed resolution will be deemed approved at the meeting, so long as a quorum is present, if it receives the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions shall have the effect of a vote against the proposal. A broker or other nominee may generally vote on routine matters and, therefore, no broker non-votes are expected in connection with this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF ERNST & YOUNG LLP
AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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PROPOSAL NUMBER 3

APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The Company asks that you cast an advisory vote FOR the compensation of the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K on pages 44 to 79.

The Board of Directors is asking you to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the stockholders of Hibbett, Inc. (the “Company”) approve the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed in the Proxy Statement for the 2023 Annual Meeting of the Company’s stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

The CD&A, beginning on page 44, describes the Company’s executive compensation programs and the compensation decisions made by the Compensation Committee and the Board of Directors in Fiscal 2023 with respect to the Chief Executive Officer and the other officers named in the Summary Compensation Table on page 57 (referred to as the NEOs). As described in detail in the CD&A and highlighted in the section captioned “Executive Compensation,” the key principle underlying the Compensation Committee’s compensation philosophy is pay-for-performance. We believe basing incentive payments on Company performance goals that are both short-term and long-term, promotes strong and consistent performance year after year.

For this reason, the Board is asking you to support this proposal. Because your vote is advisory, it will not be binding on the Board. However, the Board and the Compensation Committee will review the voting results in their entirety and take them into consideration when making future decisions regarding executive compensation.

Approval

So long as a quorum is present, the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote is required to approve this non-binding proposal. Abstentions shall have the effect of a vote against the proposal. Although broker non-votes will be treated as present for purposes of determining whether there is a quorum, broker non-votes will not be counted for purposes of determining the number of votes present and entitled to vote with respect to the proposal and will not otherwise affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION OF
THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

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PROPOSAL NUMBER 4

ADVISORY VOTE ON THE FREQUENCY OF
ADVISORY VOTES ON EXECUTIVE COMPENSATION

Proposal

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act also require that we provide our stockholders with the opportunity to vote, on a non-binding advisory basis, on how frequently we should seek future advisory votes on the compensation of our NEOs as disclosed in our Proxy Statement pursuant to the SEC’s compensation disclosure rules. The Company asks that you indicate how frequently the Company should hold future stockholder advisory votes on the compensation of our NEOs, such as that contained in Proposal Number 3. By voting on this Proposal Number 4, you may indicate whether you would prefer an advisory vote on our NEOs compensation once every one, two or three years. Alternatively, you may abstain from voting.

Our previous vote to determine the frequency of stockholder votes on the compensation of our NEOs occurred in 2017. At that year’s Annual Meeting, stockholders voted that advisory votes to approve executive compensation should occur every year.

After consideration of the frequency alternatives, the Board believes that conducting an advisory vote on executive compensation every year is appropriate for the Company and its stockholders at this time. While the Company’s compensation policies and procedures are developed with long-term objectives in mind, the Board believes that stockholder votes every year will permit stockholders to express their views on our compensation practices on a regular basis and provide us with more direct and immediate feedback. Accordingly, we ask our stockholders vote “1 YEAR” for an annual advisory vote on the compensation of our NEOs.

Although this vote is advisory and not binding on the Board or the Company, the Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, the Board may decide that it is in the best interests of the Company and its stockholders to hold an advisory vote more or less frequently than the alternative that receives the most votes of our stockholders.

Approval

So long as a quorum is present, the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote is required to approve this non-binding proposal. Abstentions shall have the effect of a vote against the proposal. Although broker non-votes will be treated as present for purposes of determining whether there is a quorum, broker non-votes will not be counted for purposes of determining the number of votes present and entitled to vote with respect to the proposal and will not otherwise affect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AN ANNUAL “1 YEAR” FREQUENCY WITH WHICH STOCKHOLDERS WILL BE PROVIDED AN ADVISORY VOTE
ON EXECUTIVE COMPENSATION.

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OTHER BUSINESS

Our Board knows of no other matters to be brought before the 2023 Annual Meeting other than as described in this Proxy Statement. However, if any other matters are properly brought before the meeting, the proxies named on the proxy card, or their substitutes, if any, will vote in accordance with their best judgment on such matters.

Submission of Stockholder Proposals for the 2024 Annual Meeting of Stockholders

How can stockholders submit a proposal for inclusion in our Proxy Statement for the 2024 Annual Meeting of Stockholders? To be included in our Proxy Statement for the 2024 Annual Meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and be received at our corporate offices no later than December 28, 2023.

How can stockholders submit proposals to be raised at the 2024 Annual Meeting that will not be included in our Proxy Statement for the 2023 Annual Meeting? To be raised at the 2024 Annual Meeting, stockholder proposals must comply with our Bylaws. Our Bylaws provide that written notice of a stockholder proposal (other than a nomination proposal) must be received not less than 120 days, nor more than 150 days before the first anniversary of the date of the Company’s Proxy Statement in connection with the prior Annual Meeting of Stockholders. Since this Proxy Statement is being made available to you on or about April 26, 2023, stockholder proposals must be received at our principal executive offices between November 28, 2023 and December 28, 2023 in order to be raised at our 2024 Annual Meeting (assuming the date of such meeting does not change by more than 30 days from the anniversary date of this year’s Annual Meeting).

What if the date of the 2024 Annual Meeting is advanced or delayed by a certain period of time after the anniversary of this year’s Annual Meeting? Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, if the date of the 2024 Annual Meeting changes by more than 30 days from the anniversary date of this year’s Annual Meeting, to be included in next year’s Proxy Statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

However, under our Bylaws, if the date of the 2024 Annual Meeting has changed by more than 30 days prior to the anniversary date of this year’s Annual Meeting, stockholder proposals to be brought before the 2024 Annual Meeting must be delivered not less than 90 days before the date of the 2024 Annual Meeting.

Does a stockholder proposal require specific information? In accordance with our Bylaws, each written notice related to stockholder proposals must contain a complete list of all matters intended to be brought before the meeting. In addition, a brief description of any proposal, and the complete text of any resolutions to be presented, including the reasons for making a proposal must be contained in the notice. Certain informational requirements regarding proposing stockholders and any beneficial owner on whose behalf a stockholder proposal is made must also be included. Please refer to our Bylaws, which were filed as Exhibit 3.2 to our Current Report on Form 8-K on June 24, 2021, for a more detailed description regarding these procedures.

Can stockholders make nominations for the election of directors? Nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors generally, provided that the notice requirements contained in our Bylaws are met. For the 2024 Annual Meeting, written notice regarding such nominations must be made at least 120 days in advance of such meeting. Certain informational requirements regarding nominating stockholders and any beneficial owner on whose behalf a nomination is made will apply. Stockholder nominee information must be provided, including, but not limited to, that which would be required by the federal securities laws in connection with the solicitation of proxies and any related party transactions or arrangements occurring within the past three years that each nominee has had or has with the nominating stockholder or any beneficial owner on whose behalf the nomination is made. Please refer to our Bylaws, which were filed as Exhibit 3.2 to our Current Report on Form 8-K on June 24, 2021, for a more detailed list of the requirements related to the submission of stockholder nominations.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules,
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stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 8, 2024.

What happens if we receive a stockholder proposal that is not in compliance with the time frames described above? If we receive notice of a matter to come before the 2024 Annual Meeting that is not in accordance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before the 2024 Annual Meeting. If such matter is brought before that meeting, then our proxy card for such meeting will confer discretionary authority upon the named proxies to vote on such matter.

Where should stockholder proposals be sent? Stockholder proposals (including those related to nominations) should be sent to Elaine V. Rodgers, Corporate Secretary, at our corporate offices located at 2700 Milan Court, Birmingham, Alabama 35211 by the appropriate deadlines set forth above.

Availability of Annual Report on Form 10-K

This Proxy Statement is being made available to stockholders together with our Annual Report on Form 10-K for the fiscal year ended January 28, 2023, as filed with the SEC, and is further available upon request of any stockholder. The exhibits to the Form 10-K will be furnished upon request and payment of the cost of reproduction. Such written request should be directed to Investor Relations, 2700 Milan Court, Birmingham, Alabama 35211. Our SEC filings are also available on our website at hibbett.com under the heading “Investor Relations.”

By Order of the Board of Directors,

Elaine V. Rodgers
Corporate Secretary

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VOTE

HIBBETT, INC.

Using a **black ink** pen, mark your votes with an **X** as shown in this example.
Please do not write outside the designated areas.

X

2023 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼